Exhibit 10.2

SECOND LIEN CREDIT AGREEMENT,

dated as of February 27, 2013,

among

MITEL US HOLDINGS, INC.,

as the Borrower,

MITEL NETWORKS CORPORATION,

as the Parent,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER

PERSONS FROM TIME TO TIME

PARTIES HERETO,

as the Lenders,

WILMINGTON TRUST, NATIONAL ASSOCIATION

as the Administrative Agent,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Collateral Agent

KKR ASSET MANAGEMENT,

as Lead Arranger and Lead Bookrunner

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Page
ARTICLE XII MISCELLANEOUS PROVISIONS	93
SECTION 12.1 Waivers, Amendments, etc	93
SECTION 12.2 Notices; Time	94
SECTION 12.3 Payment of Costs and Expenses	96
SECTION 12.4 Indemnification	97
SECTION 12.5 Survival	98
SECTION 12.6 Severability	99
SECTION 12.7 Headings	99
SECTION 12.8 Execution in Counterparts, Effectiveness, etc	99
SECTION 12.9 Governing Law; Entire Agreement	99
SECTION 12.10 Successors and Assigns	99
SECTION 12.11 Other Transactions	106
SECTION 12.12 Forum Selection and Consent to Jurisdiction	107
SECTION 12.13 Service of Process, Appointment of Process Agent	107
SECTION 12.14 Waiver of Jury Trial	108
SECTION 12.15 No Immunity	108
SECTION 12.16 Judgment Currency	109
SECTION 12.17 PATRIOT Act Notification	109
SECTION 12.18 Defaulting Lenders	109
SECTION 12.19 Confidentiality	110
SECTION 12.20 Intercreditor Agreement	111

SCHEDULE I - Disclosure Schedule
SCHEDULE II - Term Loan Percentages; LIBOR Office; Domestic Office; Administrative Agent’s Office

EXHIBIT A - Form of Note
EXHIBIT B - Form of Borrowing Request
EXHIBIT C - Form of Continuation/Conversion Notice
EXHIBIT D - Form of Lender Assignment Agreement
EXHIBIT E - Form of Compliance Certificate
EXHIBIT F - Form of Subsidiary Guaranty
EXHIBIT G-1 - Form of U.S. Pledge and Security Agreement
EXHIBIT G-2 - Form of Canadian Pledge and Security Agreement
EXHIBIT H - Form of Intercompany Subordination Agreement
EXHIBIT I - Form of Intercreditor Agreement
EXHIBIT J-1 - Form of Sponsor Permitted Assignee Assignment Agreement
EXHIBIT J-2 - Form of Affiliate Assignment Notice
EXHIBIT K - Form of Master Intercompany Note

-iii-

SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT, dated as of February 27, 2013 is among MITEL NETWORKS CORPORATION, a company organized under the laws of Canada (the “Parent”) (such capitalized term and all other capitalized terms used in this preamble and the recitals set forth below shall, unless otherwise defined therein, have the meanings set forth in Section 1.1), MITEL US HOLDINGS, INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto which extend Commitments to make Loans to the Borrower (the “Lenders”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and KKR ASSET MANAGEMENT LLC, as lead arranger and lead bookrunner (in such capacity, the “Arranger”).

W I T N E S S E T H:

WHEREAS, for purposes of providing for the ongoing working capital needs and general corporate purposes of the Borrower and its Subsidiaries and to refinance existing obligations under the Existing Credit Agreements,

(a) the Borrower has requested that the Lenders provide Commitments pursuant to which Loans will be made in a single Borrowing on the Closing Date to the Borrower; and

(b) The Borrower and the Parent shall obtain, pursuant to the First Lien Credit Agreement (as defined below), $240,000,000 in senior secured Indebtedness, of which $200,000,000 shall be borrowed by the Borrower as term loans under the First Lien Credit Agreement on the Closing Date;

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Additional Commitment Lender” is defined in Section 2.8.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as a successor Administrative Agent pursuant to Section 11.6.

“Administrative Agent Fee Letter” means that certain fee letter dated as of the date hereof among the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in the form approved by the Administrative Agent.

“Affected Lender” is defined in Section 4.11.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person (whether through the ability to exercise voting power, by contract or otherwise).

“Agents” means, collectively, the Administrative Agent and, the Collateral Agent and the Arranger.

“Agreement” means, on any date, this Second Lien Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (iii) the LIBO Rate for loans having an Interest Period of one month plus 1.00%. Changes in the rate of interest on that portion of any Loans maintained as Alternate Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of any change in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors, including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Base Rate Loan” means a Loan bearing interest at a floating rate determined by reference to the Alternate Base Rate.

“Applicable Margin” means, at any time (a) 9.75% for Loans maintained as LIBO Rate Loans and (b) 8.75% for Loans maintained as Alternate Base Rate Loans.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger” is defined in the preamble.

“Assignee Lender” means an assignee under a Lender Assignment Agreement.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

“Available Amount” means, as of any date of determination, (x) the cumulative amount of Excess Cash Flow for all Fiscal Years then ended after the Closing Date (commencing with the Fiscal Year ending April 30, 2013) for which financial statements have been delivered as required under Section 7.1.1(b), to the extent such Excess Cash Flow was not and shall not be required to prepay Loans in accordance with Section 3.1.1(e) minus (y) the sum of all amounts used on or prior to such date of determination to (i) make Restricted Payments pursuant to clause (2) of the proviso to Section 7.2.6 or (ii) prepay Indebtedness pursuant to the proviso to Section 7.2.8.

“Board of Directors” means, with respect to (i) a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors, (ii) a partnership, the board of directors or other equivalent governing body of the general partner of the partnership, (iii) a limited liability company, the board of directors or other equivalent governing body, and in the absence of same, the manager or board of managers or the managing member or members (or equivalent) of any controlling committee thereof, and (iv) any other Person, the board or committee of such Person serving a function equivalent to that of a board of directors or general partner.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Business Day” means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, or Toronto, Ontario; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in U.S. Dollars are carried on in the London interbank eurodollar market.

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Dollar Equivalent” means, at any time, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Canadian Dollars.

“Canadian Pension Plan” means (a) a “pension plan” or “plan” which is subject to applicable pension benefits legislation in any jurisdiction of Canada and is applicable to employees resident in Canada of the Parent or any Canadian Subsidiary of the Parent, or (b) any pension benefit plan or similar arrangement applicable to employees reporting to work in Canada of the Parent or any Canadian Subsidiary of the Parent.

“Canadian Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by the Parent and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit G 2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary that is incorporated or organized under the laws of Canada or any jurisdiction thereof.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary which has executed and delivered a Subsidiary Guaranty (or a supplement thereto).

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of the Parent or a Canadian Subsidiary of the Parent, in each case who report to work in Canada.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Parent and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) Capitalized Lease Liabilities incurred by the Parent and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time, any of the following types of investments, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Loan Documents or under the First Lien Loan Documents):

(a) any direct obligation of (or unconditionally guaranteed by) the United States or Canada (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or of Canada) maturing not more than one year after such time;

(b) commercial paper maturing not more than 180 days from the date of issue, which is issued by

(i) a corporation (other than an Affiliate of any Obligor) organized under the laws of Canada or any province or territory thereof or any state of the United States or of the District of Columbia that has a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or R-1 high (or the equivalent grade) or higher by DBRS; or

(ii) any Lender (or its holding company) organized under the laws of Canada or any province or territory thereof or any state of the United States or of the District of Columbia that has a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or R-1 high (or the equivalent grade) or higher by DBRS;

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by either

(i) any bank, trust company or savings and loan association organized under the laws of Canada (or any province or territory thereof) or the United States (or any state thereof) and which has (x) a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or A (or the equivalent grade) or higher from DBRS and (y) a combined capital and surplus greater than $750,000,000, or

(ii) any Lender that has (x) a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or A or higher from DBRS and (y) a combined capital and surplus greater than $750,000,000;

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial institution thereunder; or

(e) investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in any money market fund that (i) has substantially all of its assets invested continuously in investments of the character, quality and maturity referred to in clauses (a) through (d) above, (ii) has net assets of not less than $1,000,000,000 and (iii) has the highest rating obtainable from any of S&P or Moody’s or DBRS.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means the damage or destruction, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding, of any property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“CFC Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower or U.S. Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means

(a) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower (except if the Borrower has been disposed of, transferred or merged or consolidated with or to another Person in accordance with the terms of this Agreement), such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document or under a First Lien Loan Document);

(b) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), excluding the Permitted Holders, shall: (i) become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities on a fully diluted basis representing more than 35% of the Voting Securities of the Parent on a fully diluted basis; and (ii) such person or group shall also become the ultimate “beneficial owner” directly or indirectly of Voting Securities on a fully diluted basis representing more than the aggregate of such Voting Securities of the Parent on a fully diluted basis then held by the Permitted Holders;

(c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(d) the occurrence of any “Change of Control” (or similar term) under (and as defined in) any document governing Indebtedness that is outstanding in an amount greater than $20,000,000.

“Change in Law” means (a) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or (b) the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of the initial Loans hereunder.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Parent and the Borrower in form and substance satisfactory to the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Agent” is defined in the preamble.

“Commitment” means, relative to any Lender, such Lender’s obligation to make Loans pursuant to Section 2.1.1 in accordance with its Term Loan Percentage.

“Commitment Amount” means, on any date, $80,000,000.

“Commitment Letter” means the letter dated as of February 6, 2013, regarding, among other things, the fees for this credit facility.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Parent, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Parent’s compliance with the financial covenants contained herein.

“Connection Income Taxes” means with respect to any Secured Party, Taxes that are (a) imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and (b) imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than present or former connections arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated EBITDA” means, for any applicable period, the sum of (a) Net Income plus (b) to the extent deducted in determining Net Income, the sum of (i) income tax expense, (ii) interest expense, (iii) amounts attributable to the depreciation and amortization of assets, (iv) foreign exchange gains and losses, (v) extraordinary or unusual cash charges that are non-recurring in an amount not to exceed during any period of four consecutive Fiscal Quarters 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to this clause (v) or clause (vii) below) for the applicable period, (vi) extraordinary or unusual and non-recurring non-cash charges that do not represent a cash item in the applicable period or any future period, (vii) with respect to Consolidated EBITDA for the Parent, amounts attributable to restructuring costs (in an amount not to exceed during any period of four consecutive Fiscal Quarters 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to clause (v) above or this clause (vii) for the applicable period), (viii) costs and expenses incurred in connection with (x) the credit facilities under this Agreement and the First Lien Credit Agreement and (y) any Permitted Acquisition; provided that, for purposes of this clause (y), the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Net Income pursuant to clause (b)(viii) hereof shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition, (ix) non-cash charges and losses attributable to stock-based compensation expense, (x) non-cash charges with respect to the write-down or impairment of goodwill and other intangibles and (xi) without limiting the foregoing, costs and expenses incurred in connection with acquisition and disposition activity (whether or not consummated) during the fiscal quarter ended January 31, 2013, in an aggregate amount not to exceed $6,500,000; minus (c) to the extent (and only to the extent) included in determining Net Income, income attributable to the cancellation of Indebtedness issued by an Obligor (including as a result of a debt exchange); and provided, further, for all purposes hereunder, “Consolidated EBITDA” for the Fiscal Quarter ending January 31, 2012 shall be deemed to be $21,400,000, for the Fiscal Quarter ending April 30, 2012 shall be deemed to be $26,400,000, for the Fiscal Quarter ending July 31, 2012 shall be deemed to be $12,400,000, and for the Fiscal Quarter ending October 31, 2012 shall be deemed to be $23,600,000, subject in each case to any pro forma adjustments pursuant to Section 1.4.

“Consolidated First Lien Debt” means, on any date, in respect of the Parent and its Subsidiaries on a consolidated basis, that portion of Consolidated Total Debt that is secured by a Lien on any assets of the Parent or any Subsidiary which Lien is not expressly contractually subordinated to the Liens securing the “Obligations” as defined in the First Lien Credit Agreement.

“Consolidated Total Debt” means, on any date, in respect of the Parent and its Subsidiaries on a consolidated basis, (a) the sum (without duplication) of (i) the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries of the type referred to in clause (a), clause (b) (which in the case of Letter of Credit Outstandings under and as defined in the First Lien Credit Agreement, shall exclude obligations of the type described in clause (a) of the definition of each of “Canadian Letter of Credit Outstandings and “U.S. Letter of Credit Outstandings” under and as defined in the First Lien Credit Agreement) and clause (c), in each case of the definition of “Indebtedness” and any Contingent Liability in respect of any of the foregoing, plus (ii) to the extent (but only to the extent) not permitted by clause (m) of Section 7.2.2, Indebtedness of the type described in such clause (m) minus (b) the unrestricted cash of the Parent and its Subsidiaries as of such date up to a maximum of $40,000,000; provided that such cash shall not be subject to any Lien other than a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and other than Liens permitted under Section 7.2.3(f) and Section 7.2.3(k).

“Consolidated Working Capital” means, as at any date of determination, the excess of

(a) the total assets of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash, Cash Equivalent Investments and deferred tax assets over

(b) the total liabilities of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and excluding any outstanding First Lien Revolving Loan (as defined in the First Lien Credit Facility) and excluding any deferred tax liabilities.

“Consolidated Working Capital Adjustment” means, for any Fiscal Year, the amount (which may be a negative number) by which Consolidated Working Capital as of the end of such Fiscal Year exceeds (or is less than) Consolidated Working Capital as of the beginning of such Fiscal Year.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion in respect of Loans and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Controlled Investment Affiliate” means, with respect to the Sponsor, any other person that (i) is organized primarily for the purpose of making equity or debt investments in one or more Persons and (ii) is directly or indirectly Controlled by the Sponsor; provided that “Controlled Investment Affiliate” shall exclude any portfolio company of the Sponsor.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form attached as an Exhibit to the U.S. Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Core Intellectual Property Assets” means those Intellectual Property Assets that are material to and used by the Parent or its Subsidiaries in the business of providing business communications and collaboration software and services.

“DBRS” means DBRS Limited.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute) rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 12.18.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, curator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state or federal regulatory authority acting in the same or any similar capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.18.2) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Default Rate” shall have the meaning provided in Section 3.2.2.

“Discharge of First Lien Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution, disposition or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Parent’s or its Subsidiaries’ assets (including the sale transfer or other conveyance of accounts receivable but excluding the sale or issuance of Capital Securities of the Parent) to any other Person (other than to another Obligor) in a single transaction or series of transactions but excluding sales of inventory in the ordinary course of business.

“Disqualified Capital Stock” shall mean any Capital Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Stated Maturity Date with respect to the Loans, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Capital Securities referred to in clause (a) above, in each case at any time on or prior to the date that is one year after the Stated Maturity Date with respect to the Loans, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is one year after the Stated Maturity Date with respect to the Loans.

“Disqualified Lenders” shall mean those operating companies that are engaged in the business of the Parent or the Borrower as described in the most recent 10-K of the Parent as their primary business that are set forth on Item 1.01 of the Disclosure Schedule and those additional companies with such business as their primary business that the Borrower may designate from time to time.

“ECF Percentage” means, if on the last day of the applicable Fiscal Year, the Leverage Ratio is (a) greater than or equal to 2.25:1.00, 75%, (b) less than 2.25:1.00 but greater than 1.75:1.00, 50%, (c) less than or equal to 1.75:1.00 but greater than 1.25:1.00, 25% and (d) less than or equal to 1.25:1.00, 0%.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 12.8.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, any Obligor, any Affiliate of any Obligor or any other Person taking direction from, or working in concert with, any Obligor or any of the Obligor’s Affiliates).

“Environmental Laws” means all applicable federal, state, provincial, territorial, foreign or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety, natural resources or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of

(a) Consolidated EBITDA for such Fiscal Year;

over

(b) the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by the Parent and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of capitalized leases and of Loans pursuant to clause (b) of Section 3.1.1 and term loans pursuant to clause (c) of Section 3.1.1 of the First Lien Credit Agreement (in each case exclusive of repayments made from a refinancing of any portion of such Indebtedness, or pursuant to Section 3.1.1, or made, directly or indirectly, in connection with a cancellation of Indebtedness of any Obligor, including as a result of any exchange or cancellation of such Indebtedness by such Obligor or any of its Affiliates), (iii) all income Taxes actually paid in cash by the Parent and its Subsidiaries, (iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in Consolidated EBITDA), (v) without limiting clause (ii) above, other voluntary prepayments of Indebtedness (exclusive of any prepayments of revolving Indebtedness unless a corresponding reduction is made to the commitments with respect thereto), (vi) permitted Investments made during such Fiscal Year, (vii) the cash portion of any consideration and related fees and expenses actually paid in connection with a Permitted Acquisition; (viii) the Consolidated Working Capital Adjustment for such Fiscal Year; and (ix) all cash charges to the extent added back to Net Income pursuant to clauses (iv), (v), (vii), (viii) and (ix) of the definition of “Consolidated EBITDA” for purposes of determining Consolidated EBITDA for such Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Exemption Certificate” is defined in clause (f) of Section 4.6.

“Existing Credit Agreements” means, collectively, (i) that certain First Lien Credit Agreement dated as of August 16, 2007 among Mitel Networks Corporation, Mitel Networks, Inc., Mitel US Holdings, Inc., Arsenal Acquisition Corporation, Morgan Stanley Senior Funding (Nova Scotia) Co., as Canadian Administrative Agent, Wilmington Trust FSB, as U.S. Administrative Agent, and the various financial institutions party thereto from time to time and (ii) that certain Second Lien Credit Agreement dated as of August 16, 2007 among Mitel Networks Corporation, Mitel US Holdings, Inc., Morgan Stanley Senior Funding, Inc. as Administrative Agent, and the various financial institutions party thereto from time to time, in each case as amended, restated, supplemented or modified from time to time.

“Existing Maturity Date” is defined in Section 2.8.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Filing Agent” is defined in Section 5.1.11.

“Filing Statements” is defined in Section 5.1.11.

“First Lien Agent” is defined in the definition of “First Lien Credit Agreement.”

“First Lien Collateral Agent “means the “Collateral Agent” pursuant to and as defined in, the First Lien Loan Documents, and any successor thereto.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among the Parent, the Borrower, the various financial institutions from time to time party thereto as lenders and Bank of America, N.A., as administrative agent and collateral agent (in such capacity, together with its permitted successors and assigns, the “First Lien Agent”), as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement.

“First Lien Debt” means Indebtedness under the First Lien Loan Documents and any other Indebtedness secured by a Lien which is not expressly contractually subordinated to the Liens securing the Obligations.

“First Lien Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent and its Subsidiaries, the ratio of

(a) Consolidated First Lien Debt outstanding on the last day of such Fiscal Quarter to

(b) Consolidated EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Loans” means the “Loans” as defined in the First Lien Credit Agreement.

“First Lien Term Loans” means the “Term Loans” as defined in the First Lien Credit Agreement.

“First-Tier CFC Subsidiary” shall mean any CFC Subsidiary that is owned either (i) directly by the Borrower or a U.S. Subsidiary, or (ii) indirectly by the Borrower or a U.S. Subsidiary through one or more intermediate entities, each of which is a U.S. person within the meaning of Section 7701(a)(30) of the Code or a disregarded entity under the Code.

“Fiscal Quarter” means a quarter ending on the last day of April, July, October or January.

“Fiscal Year” means any period of twelve consecutive calendar months ending on April 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2013 Fiscal Year”) refer to the Fiscal Year ending on April 30 of such calendar year.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or any state thereof executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in a Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, collectively, the Parent, each Subsidiary Guarantor and each other party that has guaranteed the Obligations.

“Guaranty” means, as the context may require, the Parent Guaranty, the Subsidiary Guaranty and/or any other guarantee delivered by a Guarantor.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous, regulated or toxic chemical, material or substance (including any petroleum product or by-product) within the meaning of, or subject to, any applicable federal, state, provincial, territorial, foreign or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability, obligations or standards of conduct relating to public health and safety, natural resources or protection of the environment, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Immaterial Subsidiary” means any Subsidiary that, when considered in the aggregate with all subsidiaries that are not at such time Guarantors, would not cause (i) the aggregate Consolidated EBITDA of the non-Guarantor Subsidiaries plus, without duplication, such Subsidiary, to exceed 5% of the Consolidated EBITDA of the Parent and its Subsidiaries, (ii) the aggregate assets of the non-Guarantor Subsidiaries (excluding intercompany balances) plus, without duplication, such Subsidiary, to exceed 5% of the assets of the Parent and its Subsidiaries on a consolidated basis or (iii) the aggregate gross revenue of the non-Guarantor Subsidiaries plus, without duplication, such Subsidiary, to exceed 5% of the gross revenue of the Parent and its Subsidiaries on a consolidated basis.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Parent

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means “including without limitation”.

“Incremental Facilities” is defined in Section 2.7.

“Incremental Loans” means any Loans made in respect of any Incremental Commitments that shall have been added pursuant to Section 2.7.

“Incremental Commitment” is defined in Section 2.7.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) net Hedging Obligations of such Person;

(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts and other current liabilities incurred in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) obligations arising under Synthetic Leases; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 12.4.

“Indemnified Parties” is defined in Section 12.4.

“Intellectual Property Assets” means, collectively and without duplication, the “Intellectual Property Collateral” (as defined in the U.S. Pledge and Security Agreement), and any similar term as defined in the Canadian Pledge and Security Agreement and in the U.K. Security Agreement, and shall include terms of similar meaning referring to the intellectual property of the Obligors in any other Security Agreement.

“Interco Subordination Agreement” means a Subordination Agreement, in substantially the form of Exhibit H to this Agreement (as such Subordination Agreement may be amended, endorsed or otherwise modified from time to time).

“Intercreditor Agreement” means the Intercreditor Agreement, dated the date hereof and substantially in the form of Exhibit I hereto, executed and delivered by the Obligors, the Administrative Agent, the Collateral Agent and the First Lien Agent, pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid and net of interest income paid during such period to the Parent and its Subsidiaries) of the Parent and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six, or, if agreed to by each Lender, any other period that is twelve months or less thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in any case as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, that,

(i) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than seven different dates;

(ii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(iii) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in respect of any other Person; and

(c) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon actually received in cash and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Judgment Currency” is defined in Section 12.16.

“Lease Purchaser” means any Person in the business of purchasing or otherwise securitizing revenue streams from lease transactions including those entities listed in Item 1.02 of the Disclosure Schedule.

“Lease Purchase Transaction” means (a) the sale and assignment by the Parent or any of its Subsidiaries to a Lease Purchaser of all or a portion of such Person’s right, title and interest in and to a lease, installment sale contract or other chattel paper and the schedules, addendums and amendments thereto arising from the leasing by such Person of telecommunications or related equipment or support products (or, to the extent recharacterized as a financing, all Indebtedness secured by a first priority perfected security interest in such right, title and interest, each a “Purchased Lease”), including all payments to become due thereunder and all guaranties and collateral pertaining thereto, (b) the granting of (or assignment of) a first priority perfected security interest in the Purchased Leases, all telecommunications and other equipment subject to or covered by the Purchased Leases, together with all replacements and substitutions of the foregoing and all attachments, accessories, accessions, parts and components thereto, and any lock –box account into which payments are made in connection with the Purchased Leases, whether now or are hereafter acquired, and all proceeds thereof (including insurance proceeds) (the “Purchased Lease Collateral”) and (c) where applicable, the assignment of all residual rights in such equipment and the proceeds therefrom (“Residual Positions”), in each case for the foregoing clauses (a) through (c) on terms and conditions generally consistent with the past practice of the Borrower and its Subsidiaries as of the Closing Date and without any material change to the Borrower or the applicable Subsidiary’s liabilities thereunder.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent or any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting any portion of any property of the Parent or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Parent’s or any of its Subsidiaries’ currently or formerly owned or operated properties or any of their respective predecessors’ properties;

(b) any inaccuracy or breach of any representation or warranty contained in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c) any actual or alleged violation or liability of the Parent or any of its Subsidiaries pursuant to any Environmental Laws; or

(d) the imposition of any Lien relating to the violation of any Environmental Law or the release or threatened release of Hazardous Material in connection with any property owned or operated by the Parent or any of its Subsidiaries.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent and its Subsidiaries, the ratio of

(a) Consolidated Total Debt outstanding on the last day of such Fiscal Quarter to

(b) Consolidated EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, relative to any Interest Period for Loans maintained as LIBO Rate Loans, the rate of interest equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Bank of America, N.A. from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Bank of America, N.A. to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, provided that, notwithstanding this paragraph (b), with respect to Loans maintained as LIBO Rate Loans, the LIBO Rate shall not at any time be less than 1.25%.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Parent and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loans” is defined in Section 2.1.1.

“Loan Documents” means, collectively, this Agreement, the Administrative Agent Fee Letter, the Notes, each Secured Cash Management Agreement, each Rate Protection Agreement, each Guaranty, each Security Agreement, each other agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, the Intercreditor Agreement and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Party” means the Borrower and each Guarantor.

“Master Intercompany Note” shall mean that certain Master Intercompany Note dated as of the date hereof substantially in the form of Exhibit K hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole; (b) the rights and remedies of any Secured Party under any Loan Document; or (c) the ability of any Obligor (other than any Immaterial Subsidiary) to perform its Obligations under any Loan Document.

“Material Contract” means a contract to which an Obligor is a party the termination of which would have or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole.

“Material Subsidiary” means at any date, each Subsidiary of the Parent which is not an Immaterial Subsidiary.

“Material Transaction” means any transaction or series or group of related transactions that, when taken as a whole, results in either (a) a Change in Control or (b) the acquisition (by merger, amalgamation or otherwise) by the Parent, directly or indirectly, of any business or assets for aggregate consideration in excess of $100,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding Inc. and its affiliates.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA with respect to which the Borrower or any member of the Controlled Group has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Casualty Proceeds” means the amount of any insurance proceeds or condemnation, expropriation or similar awards received by the Parent or any of its Subsidiaries in connection with any Casualty Event in excess of $500,000, individually or in the aggregate over the course of a Fiscal Year (net of taxes paid with respect thereto and all reasonable and customary collection expenses thereof, including any legal or other professional fees), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) under the First Lien Credit Agreement or any other creditor which holds a first priority Lien permitted by clause (d) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the incurrence, sale or issuance by the Parent or any of its Subsidiaries of any Indebtedness after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of:

(i) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, over

(ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses, in each case, actually incurred, paid or payable in connection with such incurrence, sale or issuance other than any such fees, commissions, disbursements, costs or expenses paid to Affiliates of such Person in connection therewith.

“Net Disposition Proceeds” means the gross cash proceeds received by the Parent or any of its Subsidiaries from any Disposition (other than proceeds received in respect of any Disposition of personal property (other than Capital Securities) in an amount less than $50,000), any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Parent or any of its Subsidiaries in respect thereof and any cash reserve adjustment in respect of the sale price of an asset established in accordance with GAAP, minus the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and fees and expenses, in each case, incurred, paid or payable in connection with such Disposition other than any such fees, commissions, disbursements, cost or expenses paid to Affiliates of such person in connection therewith, (ii) all taxes actually paid or estimated by the Parent to be payable in cash within the next 12 months in connection with such Disposition, and (iii) payments made by the Parent or any of its Subsidiaries to retire Indebtedness (other than the Loans) that is secured by the property or assets Disposed of where payment of such Indebtedness is required in connection with such Disposition; provided that, the amount of estimated taxes pursuant to clause (ii) in excess of the amount of taxes actually required to be paid in cash in respect of such Disposition within such 12 month period shall constitute Net Disposition Proceeds.

“Net Income” means, in respect of the Parent for any applicable period of time, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains or extraordinary losses) which would be included as net income on the consolidated financial statements of the Parent and its Subsidiaries for such period in accordance with GAAP.

“Non-Affected Replacement Lender” is defined in Section 4.11.

“Non-Consenting Lender” is defined in Section 4.11.

“Non-Core Intellectual Property Assets” means those Intellectual Property Assets that are not Core Intellectual Property Assets.

“Non-Excluded Taxes” means any Taxes imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document to a Secured Party other than (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (B) Connection Income Taxes, (C) any U.S. federal withholding Taxes imposed under FATCA or (D) without duplication, any interest, penalties or similar liabilities with respect to items described in (A) through (C) above.

“Non-Extending Lender” is defined in Section 2.8.

“Non-U.S. Secured Party” means any Secured Party that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means a promissory note payable to any Lender, substantially in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing Indebtedness hereunder of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Notice Date” is defined in Section 2.8.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Parent, the Borrower and each other Obligor arising under or in connection with a Loan Document (excluding with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor), including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and on the other obligations under the Loan Documents.

“Obligor” means, as the context may require, the Parent, the Borrower and each other Person (other than (i) a Secured Party and (ii) in the case of the Intercreditor Agreement, the First Lien Agent and the Control Agent (as defined in the Intercreditor Agreement)) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Parent” is defined in the preamble.

“Parent Guaranty” means the Parent Guaranty set forth in Article X hereof.

“Participant” is defined in clause (a) of Section 12.10.4.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form attached as an Exhibit to the U.S. Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PATRIOT Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

“Payment Currency” is defined in Section 12.16.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Parent or any Subsidiary from any Person of all of the Capital Securities of another Person of substantially all of the assets of another Person or of the assets constituting one or more business units or lines of business of another Person in which the following conditions are satisfied:

(i) immediately before and after giving effect to such acquisition no Event of Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 and Section 7.2.1);

(ii) the Parent shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) evidencing that after giving pro forma effect to the consummation of such acquisition, the Leverage Ratio shall be less than or equal to 0.25x lower than the then applicable Leverage Ratio required to be maintained pursuant to Section 7.2.4;

(iii) the board of directors of such other Person shall have approved such transaction; and

(iv) the Person to be (or the assets of which is to be) so purchased or otherwise acquired shall not be engaged in any business activity except those business activities that are permitted under Section 7.2.1(a).

“Permitted Holders” means, collectively, the Sponsor, Morgan Stanley, Sir Terence Matthews and his heirs and companies controlled by Sir Terence Matthews and his heirs.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (n) of Section 7.1.1.

“PPSA” means the Personal Property Security Act, as in effect from time to time in Ontario, Alberta, Saskatchewan, Manitoba, British Columbia, Northwest Territories and Nova Scotia and similar legislation in any other province of Canada where collateral is located.

“Prepayment Premium Grid” is defined in Section 3.1.1(a).

“Pro Forma Basis” means a calculation in accordance with the second paragraph of Section 1.4.

“Process Agent” is defined in Section 12.13.

“Purchased Lease Collateral” is defined in the definition of “Lease Purchase Transaction”.

“Purchased Lease Cap Reference Amount” has the same meaning specified in Section 7.2.2(m).

“Purchased Leases” is defined in the definition of “Lease Purchase Transaction.”

“Purchase Price” means, with respect to a Purchased Lease, the present value (calculated as the discount rate applicable to the relevant Lease Purchase Transaction) of the aggregate payments due or to become due under such Purchased Lease.

“Qualified Capital Securities” means Capital Securities which are common equity or preferred equity that does not constitute Disqualified Equity Interests.

“Quarterly Payment Date” means the last day of April, July, October and January, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Parent or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Register” is defined in Section 2.6.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring , emitting, emptying, spraying, inoculating, depositing, seeping, throwing, placing, exhausting, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Replacement Notice” is defined in Section 4.11.

“Repurchase Price” means, with respect to a Purchased Lease, (x) the present value (calculated at the same discount rate as the discount rate used to calculate the purchase price to be paid when such Purchased Lease was sold to the relevant Lease Purchaser) of the aggregate payments due or to become due under such Purchased Lease and (y) the scheduled adjustment amount applicable to the period during which such Repurchase Price is being calculated (which scheduled adjustment amount shall not exceed 5% of the amount referred to in clause (x).

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Reset Date” means the date of delivery of the Compliance Certificate (pursuant to clause (c) of Section 7.1.1) in respect of the second full Fiscal Quarter ended after the Closing Date.

“Residual Positions” is defined in the definition of “Lease Purchase Transaction.”

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Qualified Capital Securities of the Parent or any Subsidiary) on, or the making of any payment or distribution on account of (including for the repurchase of), or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Parent or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other payment distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Parent or any Subsidiary or otherwise.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” is defined in Section 6.20.1.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Obligor and any Cash Management Bank.

“Secured Parties” means, collectively, the Lenders, the Collateral Agent, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Security Agreement” means, as the context may require, the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement, the U.K. Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Patent Security Agreement and each Foreign Pledge Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date:

(a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis;

(b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured;

(c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature; and

(d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means the sale of some or all of the assets in the Parent’s or its Subsidiaries’ DataNet CommSource division for consideration which may be in the aggregate amount of up to $20,000,000 consisting of cash or vendor take-back promissory notes.

“Specified Equity Contribution” is defined in clause (b) of Section 7.2.4.

“Sponsor” means Francisco Partners II, L.P. and Controlled Investment Affiliates.

“Sponsor Permitted Assignee Assignment Agreement” is defined in Section 12.10.2(f)(i)(C).

“Sponsor Permitted Assignees” is defined in Section 12.10.2(f)(i).

“Spot Rate” for a currency means the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Stated Maturity Date” means

(a) February 27, 2020; and

(b) with respect to any Loans, such later date as may be applicable pursuant to Section 2.8.

“STM Investment Affiliate” means, with respect to Sir Terrence Matthews, any other person that (i) is organized primarily for the purpose of making equity or debt investments in one or more Persons and (ii) is directly or indirectly Controlled by Sir Terrence Matthews; provided that “STM Investment Affiliate” shall exclude any operating company that is directly or indirectly Controlled by Sir Terrence Matthews.

“Subordinated Debt” means unsecured Indebtedness of the Parent or any of its Subsidiaries which is (i) owed to a Person other than an Obligor and (ii) subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to the Required Lenders.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agent a Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by each Canadian Subsidiary, each U.S. Subsidiary and each U.K. Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more swap contracts, after taking into account the effect of any legally enforceable netting agreement relating to such swap contracts, (a) for any date on or after the date such swap contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such swap contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such swap contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP; and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Loans set forth opposite its name on Schedule II hereto under the Commitment column or set forth in a Lender Assignment Agreement under the Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 12.10.2(d).

“Termination Date” means the date on which all Obligations have been paid in full in cash and all Commitments shall have terminated, other than Cash Management Agreements and Rate Protection Agreements which do not terminate upon the repayment of the Loans and those obligations which by the terms of the Loan Documents are intended to survive the repayment of the Loans.

“Three Largest Lease Cap Amount” has the meaning specified in Section 7.2.2(m).

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans and the unfunded amount of the Commitments that are outstanding and have not been terminated as of such date.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form attached as an Exhibit to the U.S. Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as an Alternate Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“U.K. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United Kingdom.

“U.K. Subsidiary Guarantor” means each U.K. Subsidiary which has executed and delivered the Subsidiary Guaranty (or a supplement thereto).

“U.K. Security Agreement” means the Debenture executed and delivered by each U.K. Subsidiary Guarantor, as amended, supplemented, amended and restated or otherwise modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Dollar”, “Dollar” and “$” each mean lawful currency of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect in any amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Canadian Dollars.

“U.S. Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent or the Borrower or any member of the Controlled Group sponsors or contributes or has done so within the preceding five years, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA; provided that Canadian Pension Plans shall be excluded from the definition of “U.S. Pension Plan”.

“U.S. Person” means any person that is a “United States person”, as defined under Section 7701(a)(30) of the Code.

“U.S. Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by the Borrower and each Subsidiary Guarantor from time to time party thereto, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“U.S. Subsidiary Guarantor” means each U.S. Subsidiary which has executed and delivered the U.S. Subsidiary Guaranty (or a supplement thereto).

“U.S. Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA; provided that Canadian Welfare Plans shall be excluded from the definition of U.S. Welfare Plans.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Parent.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including the determination of the Leverage Ratio (including with respect to Section 7.2.4) and the definitions used in such calculations) shall be made, in accordance with those U.S. generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements delivered to the Administrative Agent prior to the Closing Date. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication. For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the U.S. Dollar Equivalent thereof. Each U.S. Dollar Equivalent of any amounts denominated in Canadian Dollars shall constitute prima facie evidence thereof.

As of any date of determination, for purposes of determining the Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by the Parent or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) and Indebtedness incurred or permanently repaid as of such date of determination, as determined by the Parent on a pro forma basis in accordance with GAAP, which determination (i) in the case of acquisitions and Dispositions, may include factually supportable one-time adjustments or reductions in costs, if any, reasonably projected to be directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in an amount not to exceed 15% of Consolidated EBITDA for the applicable four Fiscal Quarter period as determined on such pro forma basis before giving effect to any such cash charges or to any addbacks of the types specified in clauses (v), (vii) and (ix) of the definition of Consolidated EBITDA and in each case either (A) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios (without giving effect to any cost-savings or adjustments relating to synergies resulting from a Permitted Acquisition except as permitted by Regulation S-X of the Securities Act of 1933 or otherwise as the Administrative Agent shall otherwise agree) or (B) (1) determined in good faith by (I) the Board of Directors of such Person or the Parent, if such Board of Directors is otherwise approving such transaction (and certified as such by an Authorized Officer of such Person or the Parent in a certificate delivered to the Administrative Agent), or (II) in each other case, the chief financial officer of the Parent, (2) substantially likely to be achieved, (3) giving effect to events that are (x) directly attributable to such transaction and initiated or expected to be initiated within twelve months following such event and (y) expected to have a continuing impact on the Parent or any of its Subsidiaries during the twelve month period following such event and (ii) shall be made giving effect to any such Permitted Acquisition, permitted Disposition or incurrence or repayment of Indebtedness as if it had occurred on the first day of such four Fiscal Quarter period.

SECTION 1.5 Currency Equivalents. Except for purposes of financial statements delivered by the Parent hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES AND NOTES

SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Loans as set forth below.

SECTION 2.1.1 Commitment. In a single Borrowing on the Closing Date, each Lender agrees that it will make loans (relative to such Lender, its “Loans”) to the Borrower equal to such Lender’s Term Loan Percentage of the aggregate amount of the Borrowing of Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Loans may be reborrowed. The undrawn amount of the Commitment following the making of such Borrowing, if any, shall be automatically cancelled and terminated without any further action.

SECTION 2.2 [Reserved]

SECTION 2.3 Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m., New York time, on a Business Day, the Borrower may irrevocably request, on not less than one Business Day’s notice in the case of Alternate Base Rate Loans or three Business Days’ notice in the case of LIBO Rate Loans, and in any case not more than five Business Days’ notice, that a Borrowing be made in a single drawing on the Closing Date. On or before 11:00 a.m., New York time on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Term Loan Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Alternate Base Rate Loans and three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 be, in the case of Alternate Base Rate Loans, converted into LIBO Rate Loans, or in the case of LIBO Rate Loans, converted into Alternate Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to an Alternate Base Rate Loan); provided that (x) each such conversion or continuation shall be pro-rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing. The conversion of an Alternate Base Rate Loan into a LIBO Rate Loan or a LIBO Rate Loan into an Alternate Base Rate Loan shall not effect a novation of the Loan so converted.

SECTION 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 and 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6 Register; Notes. The Register shall be maintained on the following terms.

(a) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by such Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 12.10.2(d). Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Lender’s Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 12.10.2(d). No assignment or transfer of a Lender’s Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s applicable Term Loan Percentage of the Commitment Amount; provided that, upon any assignment or transfer of a Lender’s Loans, such Lender shall surrender to the Borrower its Notes. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.7 Incremental Facilities.

SECTION 2.7.1 Upon at least five days’ notice to the Administrative Agent, at any time after the Closing Date but on not more than five occasions during the term of this Agreement, the Borrower may request additional term loan commitments (such commitments, “Incremental Commitments,” it being understood that the Incremental Loans made thereunder may take the form of an increase to the then-existing Loan or an Incremental Loan) (collectively, the “Incremental Facilities”); provided that (i) after giving pro forma effect to any such addition, the aggregate amount of Incremental Facilities that have been added pursuant to this Section 2.7 shall not exceed (x) $25,000,000 plus (y) if after giving pro forma effect thereto the First Lien Leverage Ratio (without netting the proceeds of any such Incremental Facility as cash thereunder) would be less than 1.90:1.00 after giving pro forma effect thereto, an additional amount not to exceed $50,000,000, in each case, with respect to clauses (x) and (y), minus any “Incremental Facilities” under and as defined in the First Lien Credit Agreement that have been incurred on or prior to the relevant date of determination and (ii) any such addition shall be in an aggregate amount of $15,000,000 or any whole multiple of $1,000,000 in excess thereof (provided that such amount may be less than $15,000,000 if such amount represents all remaining availability under the aggregate limit in respect of the Incremental Facilities set forth in clause (i) to this proviso).

SECTION 2.7.2 If any Incremental Facilities are added in accordance with this Section 2.7.1, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Facility Effective Date”) and the final amount of such addition. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the final amount of such addition and the Incremental Facility Effective Date. Each such Lender may, in its sole discretion, commit to participate in such Incremental Facilities by forwarding its commitment thereto to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent. As a condition precedent to such addition: (i) no Default or Event of Default exists or would exist immediately after giving effect to the Incremental Facility, (ii) the maturity date of the Incremental Loans shall be no earlier than the maturity date of the existing Loans, (iii) the weighted average life to maturity of the Incremental Loans shall be no shorter than the remaining average life to maturity of the existing Loans, (iv) the yield applicable to the Incremental Loan shall be determined by the Borrower and the lenders thereunder but provided that if the yield on the Incremental Loan exceeds the yield at such time on the existing Loans by more than 0.50% per annum, then the interest rate margins for the then existing Loans shall be increased to the extent necessary so that the yield on the existing Loans is no lower than a yield 0.50% per annum below that of the Incremental Loan, provided further that in determining the yield applicable to the Incremental Loans and the existing Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four year life to maturity), (y) customary arrangement, structuring or underwriting fees shall be excluded and (z) if such Incremental Loans include an interest rate floor greater than the interest rate floor applicable to the Loans, such increased amount shall be equated to yield and implemented as a floor or increase in floor on the existing Loans, (v) the Borrower shall be in pro forma compliance with the financial covenant in Section 7.2.4 after giving pro forma effect to all Incremental Facilities (without netting the proceeds of any such Incremental Facility as cash thereunder) and (vi) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates (including as to the satisfaction of the conditions set forth in Section 5.2 and in this Section 2.7 with calculations in reasonable detail) reasonably requested by the Administrative Agent and consistent in form with those delivered on the Closing Date.

SECTION 2.7.3 On each Incremental Facility Effective Date, each applicable Lender, assignee under Section 12.10.2(d) or other Person which is participating in the Incremental Facility (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Incremental Commitment, shall make an Incremental Loan to the Borrower in a principal amount equal to such Incremental Commitment, and such Incremental Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents.

SECTION 2.7.4 The Incremental Facilities shall be evidenced by an amendment or supplement to this Agreement executed by the Borrower (and consented to by all other Obligors), the Lenders participating in such Incremental Facilities and the Administrative Agent, and may include the Incremental Loans or increased Loans, as applicable, in any mandatory prepayment, pro rata sharing, voting or other provision of this Agreement on terms consistent with the Loans.

SECTION 2.7.5 Any Incremental Loans or increased Loans, as applicable, made or provided pursuant to this Section 2.7 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in this Agreement.

SECTION 2.7.6 This Section 2.7 shall override any provision in Section 4.8 or 12.1 to the contrary.

SECTION 2.8 Extension of Maturity Date.

SECTION 2.8.1 Requests for Extension. The Borrower may, by notice (an “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to the Stated Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s applicable Stated Maturity Date for an additional one year from the Existing Maturity Date.

SECTION 2.8.2 Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days following receipt of an Extension Notice, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that does not agree to such extension (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension (an “Extending Lender”) shall not obligate any other Lender to so agree. In the event that the aggregate principal amount of the Commitment or Loan, as applicable, that is subject to the Borrower’s request for such extension is less than the aggregate amount of Commitments or Loans, as applicable, of the Extending Lenders, such extension shall apply, on a pro rata basis, to each Extending Lender’s Commitment or Loans, as applicable.

SECTION 2.8.3 Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 5 days following the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

SECTION 2.8.4 Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 4.11; provided that each of such Additional Commitment Lenders shall enter into a Lender Assignment Agreement pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

SECTION 2.8.5 Effective Date. Subject to compliance with the conditions set forth in Section 2.8.6, effective as of the Existing Maturity Date, the applicable Stated Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. The yield applicable to the Loans and Commitments subject to such extension shall be determined by the Borrower, the Extending Lenders and the Additional Commitment Lenders, with any change in the Applicable Margin or fees payable hereunder to be effective as of the Existing Maturity Date.

SECTION 2.8.6 Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Obligor dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and (B) no Default or Event of Default exists. In addition, on the applicable Stated Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 4.4) to the extent necessary to keep outstanding Loans ratable with any revised Term Loan Percentages of the respective Lenders effective as of such date.

SECTION 2.8.7 Conflicting Provisions. This Section shall supersede any provisions in Section 4.8 or 12.1 to the contrary.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms (subject in all cases to the terms, conditions and restrictions set forth in the Intercreditor Agreement).

SECTION 3.1.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan made to the Borrower upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day either (x) after the repayment in full of the First Lien Term Loans or (y) as otherwise may be permitted by the terms of the First Lien Credit Agreement, and subject to grid set forth below in this Section 3.1.1(a) (the “Prepayment Premium Grid”), the Borrower may make a voluntary prepayment, in whole prior to the first anniversary of the Closing Date or in whole or in part any time thereafter, of the outstanding principal amount of the Loans; provided that (A) any such prepayment of the Loans shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (C) all such voluntary partial prepayments shall be in an aggregate minimum amount of $2,500,000 and an integral multiple of $1,000,000; provided further that, the Borrower shall have paid the following prepayment premium in connection with any such voluntary prepayment, including, without limitation, any refinancing of the Loans:

Prepayment Premium Grid

Year	Prepayment Premium (as a percentage of the Loans being prepaid)
Prior to the first anniversary of the Closing Date	No prepayment allowed unless a Material Transaction has occurred, in which case, 3%
On or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	2%
On or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date	1%
On or after the third anniversary of the Closing Date	0%

(b) The Loans shall be repaid on the Stated Maturity Date in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

(c) Following the Discharge of First Lien Obligations, concurrently with the receipt by the Parent or any of its Subsidiaries of any Net Debt Proceeds, the Borrower shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds plus the applicable premium (if any) owed pursuant to the Prepayment Premium Grid.

(d) Following the Discharge of First Lien Obligations, the Parent shall, within five Business Days following the receipt of any Net Disposition Proceeds or Net Casualty Proceeds by the Parent or any of its Subsidiaries, (x) deliver to the Administrative Agent a calculation of the amount of such proceeds and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any Fiscal Year exceeds the U.S. Dollar Equivalent of $2,000,000, make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of the aggregate amount of such Net Disposition Proceeds or Net Casualty Proceeds in excess of the U.S. Dollar

Equivalent of $2,000,000; provided that, pursuant to written notice referred to above delivered by the Parent to the Administrative Agent in connection with the calculation not more than three Business Days following receipt of any such Net Disposition Proceeds or Net Casualty Proceeds, so long as no Default has occurred and is continuing, all such other Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, may be retained by the Parent or any such Subsidiary, as the case may be (and be excluded from the prepayment requirements of this clause (d)), if (i) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of the Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties in the United States consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment); provided further that, so long as such assets or properties will be owned by the Parent, the Borrower or a Subsidiary Guarantor and will constitute collateral, such assets or properties may be located outside of the United States, and (ii) within 365 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are actually applied or committed pursuant to a written agreement to such acquisition. The amount of such Net Disposition Proceeds or Net Casualty Proceeds not applied after such 365 day period (or committed pursuant to a written agreement within such 365 day period but not applied within 180 days after such 365 day period) shall be applied as a mandatory prepayment of the Loans as required pursuant to the first sentence of this clause (d) without giving effect to the provisos herein.

(e) Following the Discharge of First Lien Obligations, within 100 days after the close of each Fiscal Year (beginning with the Fiscal Year ended April 30, 2014) the Borrower shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to the ECF Percentage of the Excess Cash Flow (if any) for such Fiscal Year, provided that voluntary prepayments of the Loans that are made in any Fiscal Year shall be credited against this required Excess Cash Flow payment for such Fiscal Year on a dollar-for-dollar basis.

(f) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay, or cause to be repaid, all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

All prepayments under this Section 3.1.1 shall be subject to (x) the prepayment premium set forth in Section 3.1.1(a) above except as set forth therein and (y) Section 4.4, but otherwise shall be without premium or penalty.

SECTION 3.1.2 Application. Amounts prepaid pursuant to Section 3.1.1 shall, subject to the terms, conditions and restrictions of the Intercreditor Agreement, be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Alternate Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1 Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as an Alternate Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. Interest on Alternate Base Rate Loans shall be calculated from and including the first day of the Borrowing of such Alternate Base Rate Loan to (but not including) the date interest is required to be paid on such Alternate Base Rate Loan pursuant to Section 3.2.3.

SECTION 3.2.2 Post-Maturity Rates; Default Rate. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2% per annum (in each case being the “Default Rate”). Upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Alternate Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Alternate Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Fees. The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Administrative Agent Fee Letter.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Alternate Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2 Deposits Unavailable. If the Administrative Agent shall have determined that (i) deposits in the amount and for the relevant Interest Period are not available to it in its relevant market or (ii) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the applicable Lenders, the obligations of all such Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3 Increased Loan Costs, etc. The Borrower agrees to reimburse each Secured Party for any increase in the cost to such Secured Party of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes by way of imposition or increase in reserve requirement included in the LIBOR Reserve Percentage and changes with respect to (a) increased capital costs and (b) Taxes that are (i) imposed on or with respect to payments by or on account of any obligation of the Borrower under a Loan Document, (ii) Connection Income Taxes or (iii) Other Taxes. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion acting reasonably) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion acting reasonably) shall deem applicable. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender for any amounts pursuant to this Section if the Lender makes a claim for such amounts later than the 120th day following the receipt of such Lender’s annual audit for the Fiscal Year in which the event giving rise to such claim and such amounts occurred; provided that, if the event giving rise to such claim has a retroactive effect, such 120 day period shall be extended to include the period of such retroactive effect.

SECTION 4.6 Taxes. The Borrower covenants and agrees as follows with respect to Taxes:

(a) Except to the extent required by applicable law, any and all payments by or on account of the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required by applicable law to be deducted or withheld from any such payment by the applicable withholding agent (as determined in the good faith discretion of such withholding agent), then:

(i) subject to clause (g), if such Taxes are Non-Excluded Taxes, the amount of such payment by the Borrower shall be increased as may be necessary so that the applicable recipient receives, after withholding or deduction for or on account of such Non-Excluded Taxes (including withholding or deduction applicable to additional sums payable under this Section 4.6), an amount that is not less than the amount the recipient would have received had no such withholding or deduction of Non-Excluded Taxes been made; and

(ii) the applicable withholding agent shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes described in this Section 4.6 by the Borrower, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (g), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon written notice thereof by any Secured Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, no Secured Party shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Secured Party for any interest or penalties with respect to Taxes that may become payable by such Secured Party directly as a result of any failure of the Borrower to pay any Taxes payable by it when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes; provided that, if a Secured Party or an Administrative Agent, as applicable, fails to give notice to the Borrower of the imposition of any Taxes within 120 days following its receipt of actual written notice of the imposition of such Taxes, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after the Borrower receives notice from such Secured Party or the Administrative Agent, as applicable. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. For the avoidance of doubt, the Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) [Reserved]

(f) (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(f)(ii), (iv) and (v) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(ii) Without limiting the generality of Section 4.6(f)(i) hereof, each Non-U.S. Secured Party, on or prior to the date on which such Non-U.S. Secured Party becomes a Secured Party (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Secured Party is legally entitled to do so), shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent whichever of the following is appropriate (w) in the case of a Non-U.S. Secured Party claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, two executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, two executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (x) two executed originals of Internal Revenue Service Form W-8ECI; (y) in the case of a Non-U.S. Secured Party claiming benefits of Section 881(c) of the Code (I) a certificate to the effect that such Non-U.S. Secured Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (II) two duly completed executed originals of Internal Revenue Service Form W-8BEN or applicable successor form; or (z) to the extent a Non-U.S. Secured Party is not the beneficial owner, two executed originals of IRS Form W-8IMY, accompanied by two executed originals of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY, an Exemption Certificate, IRS Form W-9, and/or such other certification documents from each beneficial owner, as applicable; provided that, with respect to the obligation to provide an Exemption Certificate, if the Non-U.S. Secured Party is a partnership and one or more direct or indirect partners of such Non-U.S. Secured Party are claiming the portfolio interest exemption, such Non-U.S. Secured Party may provide an Exemption Certificate on behalf of each such direct and indirect partner.

(iii) Any Non-U.S. Secured Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Secured Party becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) Any Secured Party that is not a Non-U.S. Secured Party shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Secured Party becomes a Secured Party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two duly executed and properly completed originals of Internal Revenue Service Form W-9.

(v) If a payment made to a Secured Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) Each Secured Party agrees that if any form or certification it previously delivered pursuant to this Section 4.6(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Borrower shall not be obligated to pay any additional amounts to any Secured Party pursuant to clause (a)(i), or to indemnify any Secured Party pursuant to clause (d), in respect of withholding Taxes to the extent imposed as a result of (i) the failure of such Secured Party to deliver to the Borrower the documentation, form or forms and/or an Exemption Certificate, required to be delivered by such Secured Party, pursuant to clause (f), (ii) the failure for any reason (except as provided below in this Section 4.6(g)) of such Secured Party to provide the Borrower and the Administrative Agent with a form or forms and/or Exemption Certificate establishing a complete exemption from U.S. federal withholding tax (including U.S. federal back-up withholding taxes) or the information or certifications in such form or forms and/or Exemption Certificate being untrue or inaccurate on the date delivered in any material respect, or (iii) such Secured Party that is a Lender designating a successor lending office at which it maintains its Loans (including with respect to causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain any LIBO Rate Loan as provided in Section 2.5 hereof) which has the effect of causing such Lender to become subjected to withholding Taxes in excess of those to which it was subject immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Secured Party pursuant to clause (a)(i), and to indemnify any such Secured Party pursuant to clause (d), in respect of withholding Taxes to the extent that (w) any such failure to deliver the documentation, form or forms or an Exemption Certificate or any failure of such form or forms or

Exemption Certificate to establish a complete exemption from withholding tax (including U.S. federal back-up withholding taxes) or any inaccuracy or untruth contained therein, as applicable, resulted from a change in any applicable statute, treaty, regulation or other applicable law or any governmental or judicial interpretation of any of the foregoing occurring after the date such Secured Party becomes a party to this Agreement (or, in the event that an assignment of a position of a Loan is made pursuant to Section 12.10.2 to a Person who is already a Secured Party under this Agreement, then, with respect to such position of the Loan, the date of such assignment), which change rendered such Secured Party no longer legally entitled to deliver such documentation, form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from withholding tax (including U.S. federal back-up withholding taxes), or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, as applicable, (x) amounts with respect to such withholding Taxes were payable to such Secured Party’s assignor immediately before the Secured Party became a party to this Agreement or acquired the applicable interest in a Loan or Commitment (except to the extent that such withholding Taxes would have been reduced or eliminated had the assignee Secured Party complied with its obligations under this Agreement), (y) the redesignation of the Lender’s lending office was made at the written request of the Borrower or (z) the obligation to pay any additional amounts to any such Secured Party pursuant to clause (a)(i) or to indemnify any such Secured Party pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the written request of the Borrower.

(h) In the event that any Secured Party receives a refund in respect of Taxes or Other Taxes as to which it has been paid additional amounts by the Borrower pursuant to clause (a) or indemnified by the Borrower pursuant to clause (d) and such Secured Party determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Secured Party shall promptly notify the Administrative Agent and the Borrower and shall within 30 Business Days remit to the Borrower an amount as such Secured Party determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made. No Secured Party shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (i) or any other provision of this Section 4.6.

SECTION 4.7 Payments, Computations; Proceeds of Collateral, etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made subject to the terms, conditions and restrictions set forth in the Intercreditor Agreement by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. In furtherance of the foregoing, payments of principal and interest shall be payable in U.S. Dollars to the Administrative Agent. Except as provided herein, all payments shall be made without setoff, deduction or counterclaim not later than 12:00 p.m., New York time, on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative

Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on an Alternate Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied subject to the terms, conditions and restrictions set forth in the Intercreditor Agreement; provided that, after the Discharge of First Lien Obligations, they shall be applied upon receipt to the Obligations as follows: (i) first, to the ratable payment of all Obligations owing to the Administrative Agent and the Collateral Agent, in their respective capacities as the Administrative Agent and the Collateral Agent (including the reasonable fees and expenses of counsel to the Administrative Agent and the Collateral Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding and amounts owing to Secured Parties under Rate Protection Agreements (to the extent not constituting Excluded Swap Obligations) and Cash Management Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties (to the extent not constituting Excluded Swap Obligations), and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

(c) The Borrower acknowledges that the Lenders have agreed to the amount of the Applicable Margin and fees payable under the Loan Documents based upon, among other things, the delivery by the Obligors pursuant to Section 7.1.1 of accurate and actual reporting of results of operation, and that the financial covenant ratios set forth in a Compliance Certificate shall only be treated by the Secured Parties as presumptive evidence of such actual results. If the actual Leverage Ratio for any period is higher than that set forth in a Compliance Certificate for such period, then the amount of interest and fees owing for such period shall be established by reference to the actual Leverage Ratio, and not the ratio set forth in the Compliance Certificate. Promptly, and in any event within three days, following the earlier of (i) the Borrower’s receipt of a notice from the Administrative Agent pursuant to this clause or (ii) the Borrower’s knowledge that the Leverage Ratio for a particular period was higher than that reported in the Compliance Certificate for such period, the Borrower shall pay to the Administrative Agent all unpaid interest and fees for such period based upon the actual Leverage Ratio. In no event shall the Lenders be required to rebate interest or fees paid by the Parent or the Borrower, and the payment of incremental interest and fees pursuant to this clause shall not impair (and is without limitation of) the other rights and remedies of the Secured Parties under the Loan Documents.

SECTION 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Loans made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation, subject, solely with respect to Participants, to clause (d) of Section 12.10.4.

SECTION 4.9 Setoff. Each Secured Party shall, subject to the terms, conditions and restrictions of the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION 4.10 Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.5 or 4.6, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if in the reasonable judgment of the Lender the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.5 or 4.6.

SECTION 4.11 Removal of Lenders. If any Lender (an “Affected Lender”) (i) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document (a “Non-Consenting Lender”) that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 50% of the Total Exposure Amount of all Lenders whose consent would be required, (ii) makes a demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, or (iii) becomes a Defaulting Lender, the Borrower may, at its sole cost and expense, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments and/or Notes to another financial institution or other Person (a “Non-Affected Replacement Lender”) designated in such Replacement Notice; provided that no Replacement Notice may be given by the Borrower if (A) such replacement conflicts with any applicable law or regulation or (B) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6 and withdrawn its request for compensation under Section 4.3, 4.5 or 4.6. If the Administrative Agent shall, in the exercise of its reasonable discretion (in each case to the extent that the Administrative Agent’s consent would be required for an assignment to such Lender under Section 12.10) and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Non-Affected Replacement Lender is reasonably satisfactory to the Administrative Agent, then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 12.10.2(d), the portion of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents designated in the Replacement Notice to such Non-Affected Replacement Lender; provided that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Non-Affected Replacement Lender, and (B) the purchase price paid by such Non-Affected Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder. Upon the effective date of an assignment described above, the Non-Affected Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

ARTICLE V

CONDITIONS TO LOANS

SECTION 5.1 Closing Date Loans. The obligations of the Lenders to make the Loans on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1 Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2 Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of the Parent, in which certificate the Parent shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Parent as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.3 Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (including, without limitation, all Indebtedness under the Existing Credit Agreements), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Loans and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released; provided that, to the extent the only requirement to release any such Liens is the filing of the termination statements, discharge statements or other instruments which have been delivered and are in form and substance suitable for filing, in each case pursuant to clause (c) of Section 5.1.9, the release of such Liens shall not be a condition precedent to the Closing Date Loans so long as the Administrative Agent have received such termination statements, discharge statements or other instruments.

SECTION 5.1.4 Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.5 Compliance Certificate. The Administrative Agent shall have received an initial Compliance Certificate, in form reasonably satisfactory to the Administrative Agent and Required Lenders, dated the date of the Loans provided on the Closing Date and duly executed and delivered by the chief financial or accounting Authorized Officer of the Parent.

SECTION 5.1.6 Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Parent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and Required Lenders, attesting to the solvency of the Parent and each Guarantor, taken as a whole, immediately before and immediately after giving effect to the Loans provided on the Closing Date.

SECTION 5.1.7 Perfection Certificate. The Administrative Agent shall have received a completed perfection certificate from the Parent (on behalf of itself, and the other Obligors) in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders and duly executed by the chief financial or accounting Authorized Officer of the Parent.

SECTION 5.1.8 Subsidiary Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Subsidiary Guaranties, each dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Subsidiary of the Borrower, other than CFC Subsidiaries to the extent exempted pursuant to Section 7.1.8 and the Immaterial Subsidiaries.

SECTION 5.1.9 Security Agreements. The Administrative Agent shall have received, with counterparts for each Lender, executed counterparts of the U.S. Pledge and Security Agreement and the Canadian Pledge and Security Agreement, each dated as of the date hereof, duly executed and delivered by each applicable Obligor, together with

(a) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries and Foreign Subsidiaries directly owned by each Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, for any Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent and Required Lenders that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities; provided, however, that (x) no Capital Securities of any CFC Subsidiary (other than a First-Tier CFC Subsidiary) shall be required to be delivered pursuant to this Section 5.1.9 and (y) any certificate evidencing the issued and outstanding Capital Securities of any First-Tier CFC Subsidiary shall be limited to (i) 65% of the issued and outstanding Voting Securities and (ii) 100% of the issued and outstanding non-voting Capital Securities, in each case of such First-Tier CFC Subsidiary (provided that, the foregoing may be delivered to the First Lien Collateral Agent subject to the terms, conditions and restrictions set forth in the Intercreditor Agreement and such delivery shall be deemed to satisfy this Subsection (a) of Section 5.1.9); and provided further that notwithstanding the foregoing, no actions (such as delivery of share certificates) shall be required to perfect the lien on stock of Immaterial Subsidiaries beyond UCC and PPSA filings against the applicable parent.

(b) Filing Statements suitable in form for naming the Parent, the Borrower and each Subsidiary Guarantor, as applicable, as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC or PPSA of all jurisdictions as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the first priority security interests of the Collateral Agent pursuant to such Security Agreement;

(c) UCC Form UCC-3 termination statements, PPSA discharge statements or other instruments, in each case in form and substance suitable for filing, necessary to render ineffective and release all Liens and other rights of any Person in any collateral (i) described in any security agreement previously granted by the Parent or any of its Subsidiaries (other than Liens permitted by Section 7.2.3(c) and liens in favor of landlords permitted under Section 7.2.3(f)), or (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements, PPSA discharge statements or other instruments as the Administrative Agent or Required Lenders may reasonably request from the Parent or any of its Subsidiaries; and

(d) certified copies of UCC Requests for Information or Copies (Form UCC-11) or similar PPSA instruments, or a similar search report certified by a party acceptable to the Required Lenders, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3), evidence a Lien on any collateral described in any Loan Document).

SECTION 5.1.10 Intellectual Property Security Agreements. The Administrative Agent shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by each Obligor that, pursuant to a Security Agreement, is required to provide such intellectual property security agreements to the Administrative Agent.

SECTION 5.1.11 Filing Agent, etc. All Uniform Commercial Code and PPSA financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements and PPSA discharge statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) and as described in clauses (a), (b) and (c) of Section 5.1.9 shall have been delivered (including by way of electronic mail) to Corporation Service Company or another similar filing service company in the U.S. or Canada acceptable to the Required Lenders (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (i) the Filing Agent’s receipt (including by way of electronic mail) of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Closing Date.

SECTION 5.1.12 Insurance. The Administrative Agent shall have received, with copies for each Lender, certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Required Lenders, evidencing coverage required to be maintained pursuant to each Loan Document, together with endorsements naming the Collateral Agent for the benefit of the Secured Parties, as an additional insured or loss payee, as applicable.

SECTION 5.1.13 Material Adverse Effect. There shall not have occurred since April 30, 2012 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.1.14 Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, duly executed and delivered by each party thereto.

SECTION 5.1.15 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and all Lenders, from

(a) Osler, Hoskin & Harcourt LLP, New York counsel to any Obligors which are organized under the laws of the States of Delaware or New York, in form and substance satisfactory to the Administrative Agent and Required Lenders;

(b) Osler, Hoskin & Harcourt LLP, Canadian counsel to Mitel Networks Corporation, in form and substance satisfactory to the Administrative Agent and Required Lenders; and

(c) to the extent qualified in the applicable jurisdiction, in-house counsel to the Obligors with respect to corporate matters, in form and substance satisfactory to the Administrative Agent and Required Lenders.

SECTION 5.1.16 PATRIOT Act Disclosures. The Arranger, the Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them with respect to the Borrower prior to execution of this Agreement.

SECTION 5.1.17 Process Agent. The Administrative Agent shall have received a written acceptance by the Process Agent of its appointment under Section 12.13 hereof and under each similar provision in each other Loan Document.

SECTION 5.1.18 Closing Fees, Expenses, etc. The Administrative Agent shall have received or, contemporaneously with the initial Borrowing, without duplication, shall receive all fees, costs and expenses due and payable pursuant to Sections 3.3 and 12.3. Without duplication, the Arranger shall have received or (contemporaneously with the initial Borrowing) shall receive all fees, costs and expenses payable by the Borrower under the Commitment Letter.

SECTION 5.2 All Loans. The obligation of each Lender to make any Loan shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2 Loan Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested. The delivery of a Borrowing Request and the acceptance by the applicable Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Parent and the Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent, the Required Lenders, and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

On the date of each Loan, the Parent and the Borrower represents and warrants to each Lender as set forth in this Article.

SECTION 6.1 Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any material contractual restriction binding on or affecting any Obligor.

SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than (i) those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and (ii) the filing of the U.K. Security Agreement with the Companies House, U.K. within 21 days after the execution and delivery of such agreement) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party in each case by the parties thereto. Neither the Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4 Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The most recently publicly available consolidated annual financial statements of the Parent and its Subsidiaries have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Parent and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6 No Material Adverse Change. There has not occurred since April 30, 2012 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect

SECTION 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened, litigation, action, proceeding or labor controversy:

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Parent, any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document.

SECTION 6.8 Subsidiaries; Equity Interests; Obligors. The Parent has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8(a) of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10. The Parent has no equity investments in any other corporation or entity other than those specifically identified in Item 6.8(b) of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5. Set forth in Item 6.8(c) of the Disclosure Schedule is a complete and accurate list of all Obligors, showing as of the Closing Date (as to each Obligor) the jurisdiction of its incorporation, the address of its principal place of business and chief executive office and its U.S. taxpayer identification number or, in the case of any non-U.S. Obligor that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.

SECTION 6.9 Ownership of Properties. The Parent and each of its Subsidiaries own (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

SECTION 6.10 Taxes. All material Tax returns and reports required by law to have been filed by the Parent and its Subsidiaries have been duly filed, and all material federal, provincial and state income Taxes and other material Taxes, assessments and other governmental charges or levies upon the Parent and its Subsidiaries and any of their respective properties, income, profits and assets which are due and payable have been paid, (except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books).

SECTION 6.11 Pension and Welfare Plans.

(a) Neither the Parent nor any member of the Controlled Group has incurred any liability with respect to a U.S. Pension Plan under Title IV of ERISA other than liability to the PBGC for premiums under Section 4007 of ERISA, all of which have been paid, and no contribution failure has occurred with respect to any U.S. Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA. No conditions exist or events or transactions have occurred or are reasonably expected to occur with respect to any U.S. Pension Plan which might, in the aggregate, result in the incurrence by the Parent or any member of the Controlled Group of any liability, fine or penalty which would have a Material Adverse Effect. Except as disclosed in Item 6.11(a) of the Disclosure Schedule, neither the Parent nor any member of the Controlled Group has any material contingent liability with respect to any post-retirement medical or life insurance benefit under a U.S. Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. No reportable event, within the meaning of Section 4043 of ERISA, has occurred or is reasonably expected to occur with respect to any U.S. Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC. Neither the Borrower nor any member of the Controlled Group has filed or reasonably expects to file an application for a minimum funding waiver with respect to a U.S. Pension Plan. There has been no cessation of operations at a facility of the Parent or a member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA which would result in any material liability. There has been no determination that any U.S. Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA). Neither the Parent nor any member of the Controlled Group has received notification from the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA or has been determined to be in “endangered or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA. Neither the Parent nor any member of the Controlled Group has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

(b) No steps have been taken to terminate any Canadian Pension Plan, and no contribution failure has occurred with respect to any Canadian Pension Plan. To the knowledge of the Parent and any Canadian Subsidiary, no condition exists or event or transaction has occurred with respect to any Canadian Pension Plan which might result in the incurrence by the Parent or any of its Subsidiaries of any material liability, fine or penalty. Except as disclosed in Item 6.11(b) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries has any contingent liability with respect to any benefit under a Canadian Pension Plan or Canadian Welfare Plan which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned, operated or leased by the Parent or any of its Subsidiaries have been, and continue to be, owned, operated or leased by the Parent and its Subsidiaries in material compliance with all Environmental Laws;

(b) there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Parent or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent or any of its Subsidiaries regarding potential liability under any Environmental Law or relating in any way to Hazardous Material;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that have, or could reasonably be expected to result in a material liability;

(d) the Parent and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e) no property now or previously owned, operated or leased by the Parent or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have a Material Adverse Effect;

(g) neither the Parent nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Parent or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, could be reasonably expected to give rise to material liability under any Environmental Law.

SECTION 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Lender by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other written factual information hereafter furnished in writing in connection with any Loan Document by or on behalf of any Obligor to any Lender will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION 6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15 Insurance. The Obligors are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice.

SECTION 6.16 Solvency. The Borrower and the Guarantors, taken as a whole, on a consolidated basis, both before and after giving effect to any Loan, are Solvent.

SECTION 6.17 Security Agreements. Each of the Security Agreements is effective (and with respect to the deposit accounts in connection with the deposit account control agreements set forth in Item 7.1.11 of the Disclosure Schedule, will be effective upon execution and delivery of such deposit account control agreements) to create in favor of the Collateral Agent for the benefit (as described herein) of the applicable Secured Parties as security for the Obligations described therein, a legal, valid, binding and enforceable security interest in the collateral described therein and proceeds thereof. The Lien created by the Security Agreements constitutes (and, in the case of the U.K. Security Agreement will, subject to filing the U.K. Security Agreement with Companies House, U.K. within 21 days after the execution and delivery of such agreement, constitute) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Obligor in the collateral described therein, as security for the Obligations described therein, in each case prior and superior to the rights of any other person except with respect to Liens that are permitted by Section 7.2.3 and except to the extent set forth in the Intercreditor Agreement.

SECTION 6.18 Intellectual Property. The Parent and each of its Subsidiaries owns, or, to the best of their knowledge, possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the best knowledge of the Parent, the operation of its businesses does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party which could result in a material liability to any Obligor or any Subsidiary of a Parent. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.19 Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc. The Parent and each of its Subsidiaries has the power and authority to incur the Subordinated Debt as provided for under any Subordinated Debt Documents applicable to such Subordinated Debt. To the extent issued, each such issuing Person has issued, pursuant to due authorization, the Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents constitute the legal, valid and binding obligations of such issuing Person enforceable against such Person in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws effecting creditors’ rights generally and by principles of equity). The subordination provisions of the Subordinated Debt contained in the Subordinated Debt Documents are enforceable against the holders of the Subordinated Debt by the holders of any “Senior Indebtedness” or similar term referring to the Obligations in the Subordinated Debt Documents. All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term referring to the Obligations as provided in the Subordinated Debt Documents and all such Obligations are entitled to the benefits of the subordination created by the Subordinated Debt Documents. The Parent and each of its Subsidiaries acknowledges that the Administrative Agent and each Lender is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions to be set forth in any Subordinated Debt Documents.

SECTION 6.20 Sanctions, Etc.

SECTION 6.20.1 The Parent represents that neither it nor any of its Subsidiaries nor, to the knowledge of the Parent or the Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity (a “Covered Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Parent or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

SECTION 6.20.2 The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Covered Person, to fund any activities of or business with any Covered Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Covered Person (including any Covered Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

SECTION 6.20.3 Quebec Based Collateral. As of the Closing Date, the fair market value of the property and assets (real and personal) of the Parent and its Subsidiaries located in Quebec (exclusive of the value of the Capital Securities of the Obligors), as determined in good faith by the Parent, does not exceed $250,000.

SECTION 6.20.4 Casualty, Etc. Neither the businesses nor the properties of any Obligor or any Subsidiary of the Parent are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. The Parent agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Parent will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Parent will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent (subject to normal year-end audit adjustments);

(b) within 90 days after the end of each Fiscal Year, (i) a copy of the consolidated balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Required Lenders stating that, in performing the examination necessary to deliver the audited consolidated financial statements of the Parent, no knowledge was obtained of any Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) and (ii) a management’s discussion and analysis of the financial condition and results of operations for such Fiscal Year, as compared to the previous Fiscal Year;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Parent, (i) setting forth the calculations for the Leverage Ratio (including with respect to Section 7.2.4) and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the applicable Obligor has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Material Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Material Subsidiary has complied with Section 7.1.8) and (iii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), a calculation of Excess Cash Flow;

(d) as soon as possible and in any event within three Business Days after any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

(e) as soon as possible and in any event within three days after any Obligor obtains knowledge of (i) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (iii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(g) promptly upon becoming aware of (i) the institution of any steps by the PBGC or Canadian authorities to terminate any (A) U.S. Pension Plan or the filing of a Notice of Intent to Terminate (or the successor notice thereto) with respect to any U.S. Pension Plan by the Borrower or any member of its Controlled Group or (B) Canadian Pension Plan, (ii) the failure to make a required contribution to any U.S. Pension Plan or Canadian Pension Plan if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or any applicable pension benefits legislation in Canada, (iii) the taking of any action with respect to a U.S. Pension Plan or Canadian Pension Plan which is likely to result in the requirement that the Parent or any member of the Controlled Group furnish a bond or other security to the PBGC or such U.S. Pension Plan or Canadian Pension Plan, (iv) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA with respect to any U.S. Pension Plan, unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (v) the occurrence of any event with respect to any U.S. Pension Plan, Canadian Pension Plan or Multiemployer Plan which, in the aggregate, could result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(h) (i) at the time of each prepayment required under Section 3.1.1, a certificate signed by an Authorized Officer of the Parent setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(i) promptly upon receipt thereof, copies of all “management letters” submitted to any Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) the annual budget within 30 days of such annual budget being approved by the Parent’s Board of Directors (but in any event not later than 75 days after the end of each Fiscal Year);

(k) Promptly following the mailing or receipt of any material notice or material report delivered under the terms of any First Lien Loan Document (where a similar notice or report was not already delivered to the Administrative Agent), copies of such notice or report;

(l) promptly and in any event within five Business Days following a reasonable request by any Lender made through the Administrative Agent, all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(m) such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

(n) The Parent hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. For certainty, any budgets provided in accordance with this Agreement shall not be PUBLIC documents.

SECTION 7.1.2 Maintenance of Existence; Compliance with Contracts, Laws, etc. The Parent will, and will cause each of its Subsidiaries to, preserve and maintain their legal existence (except as otherwise permitted by Section 7.2.10) rights (charter and statutory), franchises, permits, licenses and approval except for such rights, franchises, permits, licenses and approvals as the Parent may reasonably determine in good faith are no longer necessary or desirable for the conduct of the business of the Parent and its Subsidiaries), perform in all material respects their obligations under leases, documents related thereto and other material agreements to which the Parent or a Subsidiary is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent) of all Taxes, imposed upon the Parent or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent or its Subsidiaries, as applicable.

SECTION 7.1.3 Maintenance of Properties. The Parent will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Parent and its Subsidiaries may be properly conducted at all times, unless the Parent or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Parent or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Sections 7.2.10 or 7.2.11.

SECTION 7.1.4 Insurance. The Parent will, and will cause each of its Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent and its Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5 Books and Records; Quarterly Meetings.

(a) The Parent will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP (or, in the case of the Parent and the Foreign Subsidiaries, GAAP or generally accepted accounting principles applicable in such Person’s jurisdiction) which accurately reflect all of its business affairs and transactions and permit each Lender or any of their respective representatives, at reasonable times and intervals (but, so long as no Default has occurred and is continuing, not to exceed two visits in any Fiscal Year) upon reasonable notice (which, so long as no Default has occurred and is continuing, shall be no less than 48 hours) to the Parent, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Parent hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Lender or their representatives when any representative of such Obligor is present; provided that, if a representative of such Obligor is not made available after the required notice has been given, no representative shall be required to be present) and to examine (and photocopy extracts from) any of its books and records. The Parent shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

(b) The Administrative Agent and the Lenders shall be afforded the right to participate in the Parent’s quarterly conference calls with its investors; provided that if such call shall not have occurred within 45 days after the close of any of the first three Fiscal Quarters of any Fiscal Year, or within 90 days after the close of any Fiscal Year, the Parent shall, at the request of the Administrative Agent or the Required Lenders, promptly hold a meeting via conference call which shall be open to the Administrative Agent and the Lenders, at which conference call the financial results of the previous Fiscal Quarter and the financial condition of the Parent and its Subsidiaries shall be reviewed;

SECTION 7.1.6 Environmental Law Covenant. The Parent will, and will cause each of its Subsidiaries to,

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, handle all Hazardous Materials in material compliance with all applicable Environmental Laws, promptly resolve any non-compliance with Environment Laws and keep its property free of any Lien relating to Hazardous Materials or imposed by any Environmental Law; and

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints or notices or inquiries from Governmental Authorities, in each case relating to the condition of its facilities and properties, to compliance with Environmental Laws or actual or alleged liability relating to Hazardous Materials or otherwise pursuant to Environmental Law.

SECTION 7.1.7 Use of Proceeds. The Borrower will apply the proceeds of the Loans as follows:

(a) To repay amounts owing under existing credit facilities;

(b) for working capital and general corporate purposes of the Obligors and their respective Subsidiaries, including Permitted Acquisitions and permitted Restricted Payments by such Persons and replacement of existing letters of credit.

SECTION 7.1.8 Future Guarantors, Security, etc. Subject to Section 7.1.11, the Parent will, and will cause each of its Material Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing mortgages against any owned real property) that may be required under applicable law, or that the

Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents all to the extent required to comply with Section 7.1.12. Subject to the terms, conditions and restrictions set forth in the Intercreditor Agreement, the Parent will cause each of its subsequently acquired or organized Material Subsidiaries to execute and deliver a supplement (in form and substance satisfactory to the Administrative Agent) to the applicable Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, subject to the terms, conditions and restrictions set forth in the Intercreditor Agreement, the Parent will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Parent and its Material Subsidiaries (including real and personal property acquired subsequent to the Effective Date). Notwithstanding any other provision of any Loan Document (a) subject to subclause (e) below, no CFC Subsidiary shall be required to deliver a Guaranty directly or indirectly with respect to the Obligations of any Obligor that is a U.S. Person to the extent that such CFC Subsidiary would be treated, under Section 956 of the Code, as having an investment in U.S. property, (b) neither the Borrower nor any of its Subsidiaries shall be required to (x) pledge more than 65% of the issued and outstanding Voting Securities and 100% of the issued and outstanding non-voting Capital Security of any First-Tier CFC Subsidiary, or (y) pledge any asset or property of any CFC Subsidiary, (c) no Obligor shall be required to deliver share certificates held in any Immaterial Subsidiary to the Collateral Agent and no legal opinions shall be required in respect of such shareholdings, (d) to the extent the granting of any such Lien or the providing of a Guaranty would result in material stamp taxes, duties, registration or legal costs and expenses to the Parent and its Subsidiaries, the Administrative Agent shall cooperate with the Parent in good faith to minimize the amount of such stamp taxes, duties, registration or legal costs and expenses resulting from the granting of such Lien or the providing of a Guaranty, taking into account the value of the assets to be secured by such Lien and (e) notwithstanding the foregoing subclause (a) or limitations under Section 956 of the Code, each newly organized or acquired Subsidiary (other than an Immaterial Subsidiary) that is a direct or indirect Subsidiary of the Parent shall execute and deliver a Guaranty (in form and substance satisfactory to the Administrative Agent) to the Parent’s Obligations in respect of the Loans and each other applicable Loan Document in favor of the Secured Parties. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the Parent shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. In addition, the Parent agrees that it will notify the Administrative Agent promptly following the date on which the fair market value of the property and assets (real and personal) of the Parent and its Subsidiaries located in Quebec (exclusive of the value of the Capital Securities of the Obligors), determined in the good faith judgment of the Parent, exceeds $250,000 and will execute and deliver or cause its Subsidiaries, if applicable, to execute and deliver collateral documentation in form and substance reasonably satisfactory to the Administrative Agent necessary to perfect a Lien in favor of the Secured Parties on such assets located in Quebec to secure the Obligations. Notwithstanding the foregoing, no guaranty of hedging arrangements that constitute Excluded Swap Obligations shall be required by any subsidiary of the Parent.

SECTION 7.1.9 Material Contracts. The Parent and each of its Material Subsidiaries shall comply in all material respects with each of its Material Contracts.

SECTION 7.1.10 Maintenance of Ratings. The Parent will use commercially reasonable efforts to cause a (i) “Corporate Rating” by S&P and “Corporate Family Rating” by Moody’s and (ii) senior secured credit rating with respect to the Loans from each of S&P and Moody’s to be available at all times until the Stated Maturity Date for the Loans.

SECTION 7.1.11 Post-Closing Obligations. The Parent will deliver the items set forth in Item 7.1.11 of the Disclosure Schedule on the dates set forth therein. The time period applicable to any post-closing obligation set forth in Item 7.1.11 of the Disclosure Schedule may be waived or extended by the Administrative Agent, from time to time, in its sole discretion.

SECTION 7.1.12 Obligors. If (i) the aggregate Consolidated EBITDA of all Subsidiaries that are not Guarantors at the end of any Fiscal Quarter, exceeds 5% of the Consolidated EBITDA of the Parent and its Subsidiaries for such period (in each case as set forth in the Compliance Certificates relating to such Fiscal Quarter), (ii) the value of the assets of all Subsidiaries that are not Guarantors (excluding intercompany balances) exceeds 5% of the value of the consolidated assets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith) or (iii) the aggregate gross revenue of all Subsidiaries that are not Guarantors at the end of any Fiscal Quarter exceeds 5% of the consolidated gross revenue of the Parent and its Subsidiaries for such period (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith), then the Parent shall cause one or more Subsidiaries as necessary to become a Guarantor and provide security in compliance with the provisions of Section 7.1.8 so that the aggregate Consolidated EBITDA, asset value and/or gross revenue, as applicable, of all Subsidiaries that are not Guarantors does not exceed any threshold set forth in clause (i), (ii) or (iii) of this Section 7.1.12. If the Borrower provides evidence satisfactory to the Administrative Agent (acting reasonably) that one or more Subsidiaries are no longer required as Guarantors in order to meet the test described in this Section 7.1.12 and in connection with a corporate reorganization or otherwise in connection with an action permitted to be taken hereunder with respect to such Subsidiary, the Parent intends to dissolve or wind-up such Subsidiary in accordance with the requirements of Section 7.2.10(c), then the Administrative Agent or the Collateral Agent shall promptly release such Subsidiary from its Guaranty and related security and such Subsidiary shall thereafter be an Immaterial Subsidiary for purposes of this Agreement, and the Collateral Agent agrees to promptly return any stock certificates it possesses in such subsidiary.

SECTION 7.2 Negative Covenants. The Parent covenants and agrees with each Lender and the Administrative Agent that until the Termination Date has occurred:

SECTION 7.2.1 Business Activities. The Parent will, nor will it permit any of its Subsidiaries to, (a) engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto or (b) change its accounting policies or financial reporting practices from such policies and practices in effect on the Closing Date, including any change to the ending dates with respect to the Parent and its Subsidiaries’ Fiscal Year or Fiscal Quarters, except as may be required by GAAP in effect at the time of such change or by applicable requirements of law.

SECTION 7.2.2 Indebtedness. The Parent will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Parent and its Subsidiaries consisting of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Parent or such Subsidiary and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment, including installation costs and expenditures made for any repairs, alterations, construction, development or improvements performed thereon or added thereto, of the Parent and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Parent and its Subsidiaries (provided that such Indebtedness is incurred within 120 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $23,000,000;

(f) Indebtedness of the Parent or any Subsidiary owing to the Parent or any Subsidiary, provided that (i) such Indebtedness shall, if payable to the Parent, the Borrower or a Subsidiary Guarantor by the Parent or a Subsidiary that is not a CFC Subsidiary, be evidenced by the Master Intercompany Note, duly executed and delivered in pledge to the Collateral Agent pursuant to a Loan Document, (ii) if such Indebtedness is payable to a Subsidiary that is not a Subsidiary Guarantor or a CFC Subsidiary, such Subsidiary shall have previously executed and delivered to the Administrative Agent the Interco Subordination Agreement, (iii) if such Indebtedness is incurred by a Subsidiary that is not a Subsidiary Guarantor owing to the Parent, the Borrower or any Subsidiary Guarantor, shall not (when aggregated with the amount of Investments made by Parent, the Borrower and the Subsidiary Guarantors in Subsidiaries which are not Subsidiary Guarantors under clause (e)(i) of Section 7.2.5), exceed $17,250,000 and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that, only the amount repaid in part shall be discharged) and (iv) if such Indebtedness is payable to the Parent, the Borrower or a Subsidiary Guarantor by a CFC Subsidiary or by the Parent, the Borrower or a Subsidiary Guarantor to a CFC Subsidiary, such Indebtedness shall not exceed in the aggregate $23,000,000;

(g) First Lien Loans incurred pursuant to the terms of the First Lien Loan Documents in a principal amount not to exceed the Maximum First Lien Principal Debt Amount (as defined in the Intercreditor Agreement), and Contingent Liabilities of the Subsidiary Guarantors in respect of the First Lien Loans;

(h) unsecured Indebtedness of the Parent or the Borrower owing to the Export Development Canada in an aggregate principal amount not to exceed (when aggregated with the amount of any other Indebtedness of the Parent and the Borrower owing to the Export Development Canada set forth on Item 7.2.2(c) of the Disclosure Schedule, as refinanced) $17,250,000;

(i) Hedging Obligations incurred in the ordinary course of business for non-speculative purposes;

(j) unsecured Indebtedness for borrowed money of the Parent or the Borrower and unsecured Contingent Liabilities of the Subsidiary Guarantors in respect of such unsecured Indebtedness, in an aggregate principal amount at any time outstanding not to exceed $34,500,000; provided (i) that no Default or Event of Default has occurred which is continuing at the time that such unsecured Indebtedness is incurred or would result from the incurrence thereof, (ii) such unsecured Indebtedness matures at least 180 days after the Stated Maturity Date and (iii) such unsecured Indebtedness does not contain any financial maintenance covenants or any covenants more restrictive than those provided for in this Agreement (as determined by the Administrative Agent acting reasonably) or any required principal payments or prepayments prior to the maturity thereof;

(k) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Parent, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not exceed $40,250,000 at any time;

(l) other Indebtedness of the Parent and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Parent, the Borrower or Subsidiary Guarantors) in an aggregate amount at any time outstanding not to exceed $17,250,000; and

(m) to the extent constituting Indebtedness, Purchased Leases, all repurchase, collection advances and indemnification obligations in connection therewith and all Contingent Liabilities with respect thereto; provided that the terms of each Lease Purchase Transaction shall provide that (x) the maximum amount of such Indebtedness that may under any circumstances arise from “obligor defaults” or similar events shall not exceed in the case of any Lease Purchase Transaction in any twelve month “Loss Determination Period” (as such term is defined with respect to such Lease Purchase Transaction) (it being understood that the amount of such permitted Indebtedness shall be calculated net of proceeds from remarketing of equipment the subject of “obligor defaults” and net of subsequent payments received from any such obligors, in each case during such Loss Determination Period, for the purposes of this clause (m) but not for the purposes of Section 8.1.5(b)) the greater of (A) 15% of the sum of (i) the aggregate Repurchase Prices of all Purchased Leases purchased by the relevant Lease Purchaser pursuant to such Lease Purchase Transaction (the sum of clause (i) and clause (ii), the “Purchased Lease Cap Reference Amount” for such Lease Purchase Transaction) prior to the beginning of such twelve month Loss Determination Period, and (ii) the aggregate Purchase Prices of the Purchased Leases purchased by such Lease Purchaser pursuant to such Lease Purchase Transaction during such twelve month Loss Determination Period, and (B) if one or more obligors default on one or more of the three largest Purchased Leases purchased under such Lease Purchase Transaction, the aggregate Purchase Prices of such three largest Purchased Leases (treating as a single Purchased Lease for such purpose, all Purchased Leases with each such obligor’s Affiliates) (such aggregate amount, the “Three Largest Lease Cap Amount” for such Lease Purchase Transaction and (y) any other circumstances where the Parent or any Subsidiary would become liable to repurchase Purchased Leases shall be consistent in all material respects with, and not materially less favorable to the Parent or such Subsidiary than, the terms of the Lease Purchase Transactions in effect on the date of the Agreement;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (i), (j), (k), (l) or (m) shall be assumed, created or otherwise incurred if an Event of Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3 Liens. The Parent will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2 that is secured as of the date hereof, and refinancings, refundings, renewals of extension thereof or replacements of such secured Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that permitted under clause (c) of Section 7.2.2;

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (k) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen, repairmen, workmen and landlords and statutory liens of banks and rights of set-off granted in the ordinary course of business for amounts not overdue for more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with Canadian Pension Plans, worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, letters of intent, obligations under credit card processing agreements, government contracts, trade contracts, expropriations, proceedings, performance of return-of-money bonds or other similar obligations (other than for borrowed money);

(h) judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, restrictions, licenses, restrictive covenants, servitudes, encroachments, and other minor defects or irregularities in title and other similar encumbrances including the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein, not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens (i) for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens securing Indebtedness permitted under clause (g) of Section 7.2.2;

(l) Liens securing Indebtedness permitted under clauses (f) and (l) of Section 7.2.2;

(m) Liens arising from the filing of PPSA or UCC financing statements by lessors under true operating leases against the Parent or any of its Subsidiaries, as lessees, made as precautionary filings in respect of such operating leases;

(n) Liens relating to licenses of patents, trademarks and other intellectual property rights granted by the Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(o) any Lien given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Parent or its Subsidiaries, not securing any Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(p) any Lien consisting of the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, agreement, franchise, grant or permit of the Parent or its Subsidiaries, to terminate any such lease, agreement, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(q) Liens on Collateral securing claims under Purchased Leases and any Liens arising from the filings of PPSA or UCC financing statements by Lease Purchasers in respect thereof.

SECTION 7.2.4 Leverage Ratio.

(a) The Parent will not permit the Leverage Ratio for any period ending on the last day of any Fiscal Quarter ending during a period set forth below to be greater than the ratio set forth opposite such period:

Period of Four Quarters Ending	Ratio
April 30, 2013 through January 31, 2014	4.60:1.00
April 30, 2014 through January 31, 2015	4.10:1.00
April 30, 2015 through January 31, 2016	3.50:1.00
April 30, 2016 and thereafter	3.25:1.00

(b) For purposes of determining compliance with the financial covenant set forth in this Section 7.2.4, any equity investment made in the Borrower by any one or more of the Permitted Holders after the Closing Date and on or prior to the date financial statements are required to be delivered for a Fiscal Quarter will, at the request of the Parent, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Leverage Ratio pursuant to this Section 7.2.4 for such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, being a “Specified Equity Contribution”); provided, however, that (i) there shall be no more than two Specified Equity Contributions made in a period of four consecutive Fiscal Quarters and no more than five Specified Equity Contributions in the aggregate made during the term of the Commitment, (ii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Parent to be in compliance with the Leverage Ratio pursuant to this Section 7.2.4; (iii) such Specified Equity Contribution shall only be given effect for purposes of compliance with this Section 7.2.4 and not for any other use of the Leverage Ratio under this Agreement or under any of the other Loan Documents; and (iv) to the extent Consolidated EBITDA has been increased for any Fiscal Quarter as a result of a Specified Equity Contribution, Consolidated EBITDA as so increased for such Fiscal Quarter shall apply for any subsequent determination of the Leverage Ratio pursuant to this Section 7.2.4 which includes such Fiscal Quarter.

SECTION 7.2.5 Investments. The Parent will not, nor will it permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by the Parent or any Subsidiary in connection with any Disposition permitted under Section 7.2.11;

(e) Investments (i) by way of contributions to capital or purchases of Capital Securities by the Parent in any Subsidiaries or by any Subsidiary in other Subsidiaries; provided that, the aggregate amount of intercompany loans made pursuant to clause (f)(iii) of Section 7.2.2 and Investments under this clause made by Obligors in Subsidiaries that are not Obligors shall not exceed the amount set forth in clause (f)(iii) of Section 7.2.2 at any time, (ii) consisting of Indebtedness permitted by clause (f)(i) of Section 7.2.2, (iii) consisting of Indebtedness permitted by clause (f)(ii) of Section 7.2.2, or (iv) by way of contributions to capital or purchases of Capital Securities by any Subsidiary in the Parent;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments in Capital Securities constituting Permitted Acquisitions in an amount which, when aggregated with the amount expended under clause (b) of Section 7.2.10, does not exceed $115,000,000 over the term of this Agreement; provided, that the aggregate amount of Investments that do not result in the acquisition of a wholly-owned Subsidiary that executes and delivers a Guaranty (or a supplement thereto) and each other Loan Document pursuant to Section 7.1.8 or, in the case of an asset acquisition, in assets that do not become property of a Guarantor or Borrower, shall not exceed $11,500,000 over the term of this Agreement;

(h) loans and advances to directors and employees in an aggregate amount not to exceed $5,750,000 at any time outstanding;

(i) other Investments in an amount not to exceed $40,250,000 over the term of this Agreement;

(j) deposits by the Parent or its Subsidiaries in the ordinary course of business consistent with customary practice or its past practices to secure the performance of leases, licenses or contracts;

(k) Hedging agreements or unsecured hedging agreements in the ordinary course of business and not for speculative purposes;

(l) Investments resulting from collection advance obligations under Purchased Leases consistent with the past practice of the Parent and its Subsidiaries as of the Closing Date in an amount not to exceed $11,500,000 in the aggregate at any time outstanding; and

(m) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

provided, that, (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, and (ii) no Investment otherwise permitted by clauses (e)(i), (g), (h) or (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6 Restricted Payments, etc. The Parent will not, nor will it permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by (a) any Subsidiary to any Obligor, (b) any Obligor to another Obligor or any non-Obligor to any other non-Obligor, (c) any Obligor to any non-Obligor or (d) the Parent to its shareholders; provided, however, that any Restricted Payment pursuant to clause (c) or (d) above shall only be permitted (x) if both before and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment, and (y) in an amount not to exceed: (1) $17,250,000 over the term of this Agreement; plus (2) an additional amount up to the Available Amount as of the applicable date of determination, so long as, for purposes of this subclause (2), at such time the Parent and its Subsidiaries are in pro forma compliance with a Leverage Ratio 0.25x lower than the Leverage Ratio then required to be maintained pursuant to Section 7.2.4, determined on a Pro Forma Basis as of the last day of the Fiscal Quarter most recently ended.

SECTION 7.2.7 Reserved.

SECTION 7.2.8 No Prepayment of Debt. The Parent will not, and will not permit any of its Subsidiaries to:

(a) (i) make any prepayment of principal of, or premium or interest on, any Subordinated Debt or senior unsecured Indebtedness (other than any intercompany Indebtedness owing to an Obligor to the extent incurred in accordance with clause (f) of Section 7.2.2) other than the stated, scheduled date for payment set forth in the applicable documents governing such Indebtedness, or (ii) make any payment of any Subordinated Debt which would violate the terms of this Agreement or the applicable Subordinated Debt Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt or senior unsecured Indebtedness; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

provided, that the Parent shall be permitted to prepay Indebtedness in an amount not to exceed the Available Amount as of the date of the relevant prepayment, so long as at such time (before and immediately after giving effect to such prepayment) (i) no Default or Event of Default has occurred and is continuing and (ii) the Parent and its Subsidiaries are in pro forma compliance with a Leverage Ratio 0.25x lower than the Leverage Ratio then required to be maintained pursuant to Section 7.2.4, determined on a Pro Forma Basis as of the last day of the Fiscal Quarter most recently ended.

Furthermore, neither the Parent nor any Subsidiary will designate any Indebtedness other than the Obligations under and as defined in the First Lien Credit Agreement and following the “Termination Date” thereunder, the “Obligations”, as “Designated Senior Debt” (or any analogous term) in any Subordinated Debt Document.

SECTION 7.2.9 Disqualified Equity Interests.

(a) Neither the Parent nor any of its Subsidiaries will issue any Disqualified Capital Stock unless the obligations in respect of such Disqualified Capital Stock would have been permitted to be incurred as Indebtedness pursuant to clause (f) or (l) of Section 7.2.2.

(b) No Subsidiary of the Borrower will issue any Capital Securities (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Capital Securities, except: (i) for stock splits, stock dividends and additional issuances of Capital Securities which do not decrease the percentage ownership of the Borrower, Parent or any other Obligors in any class of the Equity Interests of such Subsidiary and (ii) Subsidiaries of the Borrower formed or acquired after the Closing Date in accordance with Section 7.2.5 may issue Capital Securities to the Borrower or to the Obligor which is to own such Equity Interests.

SECTION 7.2.10 Consolidation, Merger; Permitted Acquisitions, etc. The Parent will not, nor will it permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary (provided that, a Guarantor may only liquidate or dissolve into, or merge with and into, the Borrower or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary (provided that, the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor); provided, further that, in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and their counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(b) the purchase of all or substantially all of the assets of any Person (or any division thereof), or the acquisition of such Person by merger, in each case if (i) such purchase or acquisition constitutes a Permitted Acquisition, and (ii) the amount expended in connection with such transaction, when aggregated with the amount expended under clause (g) of Section 7.2.5, does not exceed the amount set forth in such clause over the term of this Agreement; and

(c) any Immaterial Subsidiary may be dissolved or otherwise wound-up; provided that all of the assets of such Immaterial Subsidiary are transferred to one or more Subsidiaries prior to such dissolution or winding up.

SECTION 7.2.11 Permitted Dispositions. The Parent will not, nor will it permit any of its Subsidiaries to, Dispose of any of such Person’s assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or obsolete, damaged, worn out or surplus personal property Disposed of in the ordinary course of its business;

(b) Purchased Leases or Residual Positions to a Lease Purchaser in the ordinary course of the Parent’s and its Subsidiaries’ business, provided that the consideration received by the Parent, the Borrower or Subsidiary for such sale consists of no less than 90% in cash and is conducted in an arm’s-length transaction with such Person;

(c) permitted by Section 7.2.10;

(d) (i) for fair market value and the consideration received consists of no less than 75% in cash, and (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $40,250,000 over the term of this Agreement;

(e) of Non-Core Intellectual Property Assets, provided that (i) the Net Disposition Proceeds received from such Disposition are used to repay the Loans in accordance with Section 3.1.1(d) without any ability to reinvest such Net Disposition Proceeds, (ii) the fair market value of the assets subject to such Disposition, together with the fair market value of all other assets Disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $23,000,000 over the term of this Agreement and (iii) such Disposition is for fair market value and the consideration received consists of no less than 50% in cash, which may include cash paid over time pursuant to agreements providing for the payment of royalties; or

(f) the Specified Disposition, provided that such Disposition is for fair market value.

SECTION 7.2.12 Modification of Certain Agreements. The Parent will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) the documents governing any Indebtedness (other than First Lien Debt), unless the Parent or Subsidiary of the Parent who is obligated on such Indebtedness could have incurred such Indebtedness under Section 7.2.2 on such amended terms as of the date of such amendment, supplement, modification or waiver;

(b) the documents governing any First Lien Debt, unless such amendment, supplement, waiver or other modification would be permitted by the terms of the Intercreditor Agreement; or

(c) the Organic Documents of the Parent or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party.

SECTION 7.2.13 Transactions with Affiliates. The Parent will not, nor will it permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Parent or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Parent or such Subsidiary with a Person that is not one of its Affiliates; provided, however, that the foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Obligors who are not employees of the Obligors, (ii) any other transaction with any employee, officer or director of the Obligors pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Obligors and entered into in the ordinary course of business and approved by the board of directors of the applicable Obligor, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of any Obligor on behalf of or for the account of such Obligor.

SECTION 7.2.14 Restrictive Agreements, etc. The Parent will not, nor will it permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than any such properties, revenues or assets transferred or otherwise Disposed pursuant to a Disposition permitted hereunder and other than as required with respect to Lease Purchase Collateral in connection with a Lease Purchase Transaction;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document or in any First Lien Loan Document (subject to the terms of the Intercreditor Agreement), (ii) in the case of clause (a), (A) any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness; (B) any agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto; (C) any agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (D) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business; (E) any agreement evidencing an asset sale, as to the assets being sold; (F) agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Parent; (G) any agreements governing any purchase money Liens or obligations under leases which, in accordance with GAAP, should be classified as capitalized leases, in each case otherwise permitted pursuant to this Agreement (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capitalized Lease Liabilities provided by a Person to an Obligor may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capitalized Lease Liabilities otherwise permitted pursuant to this Agreement provided by such Person to an Obligor); (H) encumbrances or restrictions on the transfer of any property subject to Liens permitted by Section 7.2.3 and (I) negative pledge clauses and limitations on restricted payments contained in documents governing Indebtedness pursuant to clause (k) of Section 7.2.2 which (A) are customary for high-yield notes and (B) permit without restriction the granting of Liens to secure the Obligations and the payment of dividends and distributions by Subsidiaries to the Parent, and (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (l) of Section 7.2.2.

SECTION 7.2.15 Sale and Leaseback. The Parent will not, nor will it permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person unless, either:

(a) immediately prior to the entering into of such arrangement, such Person, could, pursuant to Section 7.2.3, create a Lien on property to secure Indebtedness in an amount equal to the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof with respect to such sale and leaseback transaction; or

(b) such Person applies, within 120 days after the sale or transfer, an amount equal to the fair market value of the property so sold and leased back at the time of entering into such sale and leaseback transaction (as determined by the Board of Directors of the Parent or such Person) to the prepayment of the Loans pursuant to Sections 3.1.1 and 3.1.2.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1 Non-Payment of Obligations. (i) (a) The Borrower shall default in the payment or prepayment when due of any principal of any Loan or (b) any Guarantor shall default in the payment when due of any payment Obligation under a Guaranty; or (ii) the Borrower shall default in the payment or prepayment when due of any interest on any Loan or any fee described in Article III or any other monetary Obligation, and such default under this clause (ii) shall continue unremedied for a period of three Business Days after such amount was due.

SECTION 8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. Any Obligor shall default in the due performance or observance of any of its obligations under clause (d) of Section 7.1.1 or Section 7.1.7, Section 7.2 or Article X or (b) any Obligor shall default in the due performance or observance of its material obligations under any Guaranty or Security Agreement to which it is a party.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of (a) 15 days in the case of Section 7.1.1 (other than clause (d) thereof) or (b) 30 days in the case of any other agreement after the earlier to occur, in each case, of (i) notice thereof given to the Parent by the Administrative Agent or any Lender and (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5 Default on Other Indebtedness; Lease Purchase Transactions.

(a) A default shall occur in the payment of any amount when due or payable (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than

Indebtedness described in Section 8.1.1 or Section 7.2.2(m) or as otherwise set forth in clause (b) below) of the Parent or any of its Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $23,000,000 (or the Dollar Equivalent thereof, if applicable and, in the case of Hedging Obligations, calculated at the Swap Termination Value thereof), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity or other fixed date of final payment of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; provided that a default, event or condition described in this Section 8.1.5 in respect of the First Lien Loan Documents shall not at any time constitute an Event of Default (other than (i) a default, event or condition set forth in Section 8.1.1 of the First Lien Credit Agreement which shall constitute an Event of Default only if such default, event or condition is not cured or waived within 45 days after the occurrence of such default, event or condition or (ii) the declaration of all or any portion of such Indebtedness to be immediately due and payable which shall constitute an immediate Event of Default).

(b) The Parent or any of its Subsidiaries shall, (i) pursuant to the terms of any Lease Purchase Transaction, become obligated to pay any amount to a Lease Purchaser (including as consideration for a repurchase of Leases sold to such Lease Purchaser) pursuant to “obligor defaults” or similar events at any time during the Loss Determination Period for such Lease Purchase Transaction in excess of 15% of the Purchased Lease Cap Reference Amount for any Purchased Lease Transaction or the Three Largest Lease Cap Amount, to the extent applicable with respect to such Lease Purchase Transaction or (ii) for any reason (including any circumstances described in clause (i) of this Section 8.1.5(b)), become obligated to pay amounts to one or more Lease Purchasers in excess of $23,000,000 individually or in the aggregate in any consecutive 12-month period, or an event shall occur (including any default in the payment, performance or observance of any obligation or condition) with respect to any one or more Lease Purchase Transactions if the effect of such event is to permit the applicable Lease Purchaser or Lease Purchasers to require such an amount described in clause (i) or (ii) to become due and payable (including as consideration for a repurchase of Leases sold to such Lease Purchaser or Lease Purchasers) during such period.

SECTION 8.1.6 Judgments. Any judgment or order: (i) for the payment of money individually or in the aggregate in excess of $23,000,000 (or the Dollar Equivalent thereof, if applicable) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order), or (ii) for injunctive relief which could reasonably be expected to result in a Material Adverse Effect, shall be rendered against the Parent or any of its Subsidiaries and in each case such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any U.S. Pension Plan, Canadian Pension Plan or Multiemployer Plan, as the case may be:

(a) the institution of any steps by the Parent, any member of the Controlled Group or any other Person to withdraw from or terminate a U.S. Pension Plan if, as a result of such withdrawal or termination, the Parent or any such member of the Controlled Group could be required to make a contribution to such U.S. Pension Plan, or could reasonably expect to incur a liability or obligation to such U.S. Pension Plan, in excess of $23,000,000;

(b) a contribution failure occurs with respect to any U.S. Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA;

(c) the occurrence of any event or events with respect to the Multiemployer Plans which in the aggregate could result in the Parent or any member of the Controlled Group incurring a liability in excess of $23,000,000;

(d) any of the following events shall occur with respect to a U.S. Pension Plan which in the aggregate could result in the Parent or any member of the Controlled Group incurring liability in excess of $23,000,000: (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any U.S. Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (ii) the application for a minimum funding waiver with respect to a U.S. Pension Plan; (iii) the cessation of operations at a facility of the Parent or any member of its Controlled Group which could reasonably be expected to result in liability in excess of $23,000,000 under Section 4062(e) of ERISA; (iv) a determination that any U.S. Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (v) the occurrence of any event or condition described in Section 4042(a)(1),(2) or (3) of ERISA that constitutes grounds for the appointment of a trustee to administer a U.S. Pension Plan or it is reasonably likely that a trustee will be appointed under Section 4042(a)(4) of ERISA; or

(e) any of the following events shall occur with respect to any Canadian Pension Plan or Canadian Welfare Plan: (i) the institution of any steps by the Parent, a Subsidiary or any other Person to terminate any Canadian Pension Plan if, as a result of such termination, the Parent or any of its Subsidiaries is required to make an additional contribution to such Canadian Pension Plan, or could reasonably be expected to incur a liability or obligation to such Canadian Pension Plan, in an amount in excess of $23,000,000; (ii) a contribution failure occurs with respect to any Canadian Pension Plan in an amount in excess of $23,000,000, or the Canadian Dollar Equivalent thereof; or (iii) the occurrence of any event with respect to any Canadian Pension Plan that results in or would reasonably be likely to result in the incurrence by the Parent or any of its Subsidiaries of any liability, fine or penalty, or any increase in a liability, including without limitation a contingent liability, of the Parent or any of its Subsidiaries in an amount in excess of $23,000,000, or the Canadian Dollar Equivalent thereof, with respect to any Canadian Pension Plan or Canadian Welfare Plan benefit.

SECTION 8.1.8 Change in Control. Any Change in Control shall occur.

SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Parent, any of its Material Subsidiaries shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, interim receiver, sequestrator or other custodian for itself or any substantial part of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for itself or a substantial part of its property;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Parent or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Parent or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 45 days undismissed; provided that the Parent and each Subsidiary hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10 Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.1.11 Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent and the Lenders in writing, the subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent and the Lenders in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or the Parent or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall (or with the consent of the Required Lenders, may) by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with this Section and Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 4.9 or the other Loan Documents, (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligor under any Debtor Relief Law and provided further that if no Person is acting as Administrative Agent, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent.

ARTICLE IX

RESERVED.

ARTICLE X

GUARANTY PROVISIONS

SECTION 10.1 Parent Guaranty Provisions. The Parent hereby irrevocably guarantees the payment of all Obligations as set forth below.

SECTION 10.2 Parent Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. This guaranty constitutes a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Parent hereunder.

SECTION 10.3 Guaranty Absolute, etc. The Parent’s guaranty herein shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Parent under this Agreement shall be absolute, unconditional and irrevocable irrespective of

(a) any lack of validity, legality or enforceability of any Obligations or Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or to exercise any right or remedy against collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason (other than a defense of payment in full in cash), including any claim of waiver, release, surrender, alteration or compromise;

(e) any defense or setoff, counterclaim (other than a defense of payment in full in cash), recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(f) any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of any Obligor or any manner of application of any collateral, or proceeds thereof, to all or any of the Obligations, or

(g) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations;

(h) any change, restructuring or termination of the corporate structure or existence of any Obligor;

(i) any failure of any Secured Party to disclose to any Obligor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other guarantor now or hereafter known by such Secured Party;

(j) the failure of any other Person to execute or deliver any Guaranty, or any supplement thereto, or any other guaranty or agreement or the release or reduction of liability of any Obligor or surety with respect to the Obligations; or

(k) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

Collectively, the foregoing sub-sections (a) through (k) shall be known as the “Guaranty Absolute Clauses.”

SECTION 10.4 Reinstatement, etc. The Parent agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, all as though such payment had not been made.

SECTION 10.5 Waiver, etc. The Parent hereby unconditionally and irrevocably waives:

(a) promptness, diligence, notice of acceptance, presentment, demand for payment or performance, notice of nonpayment or nonperformance, default, acceleration, protest, notice of protest, or notices of dishonor, all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be;

(b) any defense (i) it may now have or hereafter acquire in any way relating to any of the Guaranty Absolute Clauses, (ii) arising by reason of any disability or other defense of the Borrower or any guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; or (iii) arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or other rights of the Parent to proceed against any of the other Secured Parties, any other guarantor or any other Person or any collateral;

(c) the benefit or right to (i) any statute of limitations affecting the Parent’s liability hereunder, or (ii) participate in any security now or hereafter held by any Secured Party;

(d) to the fullest extent permitted by law, any and all other defenses, benefits or rights that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties;

(e) all setoffs and counterclaims;

(f) any duty on the part of any Secured Party to disclose to such Subsidiary Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other guarantor now or hereafter known by such Secured Party; and

(g) any right to revoke this Guaranty, and further acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

SECTION 10.6 Postponement of Subrogation, etc. The Parent agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date. Any amount paid to the Parent on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by the Parent (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided, that (a) if the Parent makes payment to the Secured Parties of all or any part of the Obligations; and (b) the Termination Date has occurred; then at the Parent’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Parent, execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment described in clause (a) above. In furtherance of the foregoing, at all times prior to the Termination Date the Parent shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under any Loan Document to any Secured Party.

SECTION 10.7 Payments Made by the Parent. The Parent agrees that all payments made by it in its capacity as a Guarantor hereunder will be made to the Collateral Agent in accordance with Sections 4.6 and 4.7. The Parent agrees to comply with and be bound by the provisions of Sections 4.6 and 4.7 in respect of all payments made by it in its capacity as a Guarantor hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Article X by this reference as if set forth herein; provided, that references to the “Borrower” in such Sections shall be deemed to be references to the Parent. The Parent agrees that all payments made by it in its capacity as a Guarantor hereunder shall be applied upon receipt as set forth in clause (b) of Section 4.7

ARTICLE XI

ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 8.3) or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as the case may be. Each of the Administrative Agent and the Collateral Agent, as applicable, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 12.3 and 12.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 12.3 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any proposal or plan of reorganization, compromise, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.9 Collateral and Guaranty Matters. Without limiting the provisions of Section 11.8, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release, or cause the Collateral Agent to release, any Lien on any property granted to or held by the Administrative Agent or by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate, or cause the Collateral Agent to subordinate, any Lien on any property granted to or held by the Administrative Agent or by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2.3(e); and

(c) to release any Guarantor from its obligations under the Guaranty and any Security Agreement executed and delivered by it if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, or ceases to be a Material Subsidiary in accordance with Section 7.1.12.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest, or to cause the release or subordination of the Collateral Agent’s interest, in particular types or items of property, or to release or cause the release of any Guarantor from its obligations under the Guaranty or any Security Agreement executed and delivered by it pursuant to this Section 11.9.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the collateral.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1 Waivers, Amendments, etc. The provisions of each Loan Document (other than Cash Management Agreements, Rate Protection Agreements and the Administrative Agent Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders and acknowledged by the Administrative Agent; provided that, no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender;

(c) reduce (by way of forgiveness), the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees or any scheduled payment (but not prepayments) of principal are payable in respect of such Lender’s Loans, in each case without the consent of such Lender; provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2; and provided, further that the Stated Maturity Date in respect of all of the Loans and Commitments of any Lender in respect of the Loans may be extended with the consent of such Lender, and such consent shall be sufficient without the consent of the Required Lenders or any other Person;

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) except as otherwise expressly provided in a Loan Document, release (i) the Parent or the Borrower from its Obligations under the Loan Documents or all or substantially all of the value of the Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(f) affect adversely the interests, rights or obligations of the Administrative Agent unless consented to by the Administrative Agent.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (z) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. The rights of Sponsor Permitted Assignees are set forth in and subject to Section 12.10.2(f).

Any term or provision of this Section 12.1 to the contrary notwithstanding, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

SECTION 12.2 Notices; Time. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower or any other Obligor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Item 12.2 of the Disclosure Schedule; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Obligor’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.3 Payment of Costs and Expenses. The Borrower and the Parent agree to pay on demand all reasonable expenses of the Agents (including the reasonable fees and out-of-pocket expenses of Simpson Thacher & Bartlett LLP, U.S. counsel to the Agents, Goodmans LLP and Canadian counsel to the Agents); provided that any fees attributable to Loans shall be the primary liability of the Borrower, in connection with:

(a) due diligence, appraisal, audit, insurance and consultant expenses of the Arranger;

(b) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated (including in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents);

(c) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(d) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Notes. The Parent and the Borrower also agree to reimburse the Administrative Agent (in the case of clauses (x) and (y) below) and each other Secured Party (in the case of clause (y) below) upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Administrative Agent (and, in the case of clause (y) below, each other Secured Party)) incurred by the Administrative Agent (and, in the case of clause (y) below, each other Secured Party) in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower and the Parent, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 12.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Agent and Secured Party and each of their respective Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, actions, causes of action, suits, litigations, proceedings, losses, costs, liabilities and damages, and expenses incurred in connection therewith, other than in connection with Taxes (unless such Taxes represent losses, claims or damages arising from any non-Tax claim), irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including any actual or prospective claim, suit, litigation, investigation, cause of action or proceeding and whether based in contract, tort or any other theory, including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any Loan or any use or proposed use of the proceeds of any Loan;

(b) the entering into and performance of any Loan Document or any agreement or instrument contemplated by any Loan Document by any of the Indemnified Parties;

(c) any investigation by a Governmental Authority, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(e) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of such Indemnified Party’s gross negligence, willful misconduct or bad faith. The Obligors shall not be required to reimburse the legal fees and expenses of more than one outside U.S. counsel and one outside Canadian counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties under this Section 12.4 unless on advice of outside counsel to such Indemnified Parties, representation of all such Indemnified Parties would be inappropriate due to the existence of an actual or potential conflict of interest (in which case the Obligors shall reimburse the reasonable fees and expenses of one additional U.S., Canadian and local counsel in each relevant jurisdiction for each group of Indemnified Parties similarly situated that is subject to such conflict or potential conflict of interest). Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state or provincial equivalent, or any similar law now existing or hereafter enacted in any relevant jurisdiction. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. To the extent permitted by applicable law, neither the Borrower nor the Parent shall assert, and the Borrower and the Parent hereby waive, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, any Loan or the use of the proceeds thereof.

To the extent that the Parent or the Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are several and not joint.

SECTION 12.5 Survival. The obligations of the Parent and the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 12.3 and 12.4 shall in each case survive any assignment from one Lender to another and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 12.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the prohibited or unenforceable provisions with valid provisions the economic effect of which comes as close as possible.

SECTION 12.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 12.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed and delivered on behalf of the Parent, the Borrower, the Administrative Agent, the Collateral Agent and each Lender, shall have been received by the Administrative Agent.

SECTION 12.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 12.10 Successors and Assigns.

SECTION 12.10.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.10.2, (ii) by way of participation in accordance with the provisions of Section 12.10.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.10.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 12.10.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any facility provided in this agreement) any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Commitment and/or the Loans at the time owing to it (in each case with respect to any Commitment) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (a)(ii) of this Section 12.10.2 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in subsection (a)(i) of this Section 12.10.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(ii) of this Section 12.10.2 and, in addition:

(i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to be reasonably withholding its consent in the event that such proposed assignment is to a Disqualified Lender) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof; and provided, however, that the Borrower’s consent shall not be required during the primary syndication of the Commitments provided that Disqualified Lenders shall not be included in the primary syndication; and

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(d) Lender Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower, the Sponsor (except as provided in Section 12.10.2(f)), any STM Investment Affiliate (except as provided in Section 12.10.2(f)) or any of their respective Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) to a Disqualified Lender.

(f) (i) Subject to Section 12.10.2(a), (b), (c), (d) and this Section 12.10.2(f), any Lender shall have the right at any time to assign all or a portion of its Loans to the Sponsor and its Affiliates and to any STM Investment Affiliate (other than, in each case, Parent and its Subsidiaries, any portfolio or operating company and any natural person) (the “Sponsor Permitted Assignees”) to the extent (and only to the extent) that:

(A) the aggregate principal amount of all Loans which may be assigned to the Sponsor Permitted Assignees shall in no event exceed, as calculated at the time of the consummation of any aforementioned assignments, 15% of the aggregate principal amount of the Loans outstanding at such time (such percentage, the “Affiliated Lender Cap”);

(B) each Sponsor Permitted Assignee shall represent to the Lender assigning such Loans and the Administrative Agent, and in the case such Sponsor Permitted Assignee is an assignor, to the prospective Lender assuming such Loans, as of the effective date of any assignment that neither it, nor any Person that directly or indirectly Controls it, is in possession of any material non-public information regarding Parent, Borrower and its Subsidiaries, or their respective assets or securities, that has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date; and

(C) (i) the assigning Lender and the Sponsor Permitted Assignee purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J-1 hereto (a “Sponsor Permitted Assignee Assignment Agreement”) or such other form as may be provided to by the Administrative Agent to Borrower and which other form is reasonably acceptable to the Administrative Agent and (ii) the Administrative Agent shall have consented to such assignment (such consent not to be withheld unless the Agent shall believe that Section 12.10.2 would be violated by such assignment).

(ii) Notwithstanding anything to the contrary in this Agreement, no Sponsor Permitted Assignee shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Obligors are not invited, or (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Obligor or its representatives.

(iii) Notwithstanding anything in Section 12.1 or the definitions of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders (except as provided in the second proviso to this clause (iii)) have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, a Sponsor Permitted Assignee shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Permitted Assignees; and in furtherance of the foregoing, the Sponsor Permitted Assignee agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 12.10.2(f); provided that if the Sponsor Permitted Assignee fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s or any Lender’s rights under this paragraph; provided, further that a Sponsor Permitted Assignee shall be entitled to vote on any matter referred to in Section 12.1(b) or (c) that proposes to treat any Obligations held by such Sponsor Permitted Assignee in a manner that is less favorable in any material respect to such Sponsor Permitted Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

(iv) Each assignment to a Sponsor Permitted Assignee pursuant to this Section 12.10.2(f) shall be subject to the following limitations:

(I) (A) unless otherwise agreed to in writing by the Required Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders holding in excess of such Affiliated Lender Cap shall be effective with respect to such excess amount of the Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (iv)(I) or any purported assignment exceeding such 15% limitation or for any assignment being deemed null and void hereunder and (B) in the event of an acquisition pursuant to the last sentence of this subclause (iv) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliate of the Sponsor involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded; and

(II) as a condition to each assignment pursuant to this clause (f), the Administrative Agent shall have been provided a notice substantially in the form of Exhibit J-2 in connection with each assignment to a Sponsor Permitted Assignee or a Person that upon effectiveness of such assignment would constitute a Sponsor Permitted Assignee, and (without limitation of the provisions of clause (I) above) shall be under no obligation to record such assignment in the Assignment Register until three (3) Business Days after receipt of such notice.

Each Sponsor Permitted Assignee agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes a Sponsor Permitted Assignee. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J-2.

(v) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Sponsor Permitted Assignee hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Obligor at a time when such Lender is a Sponsor Permitted Assignee, such Sponsor Permitted Assignee irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Sponsor Permitted Assignee with respect to the Loans held by such Sponsor Permitted Assignee in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Sponsor Permitted Assignee to vote, in which case such Sponsor Permitted Assignee shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Sponsor Permitted Assignee shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Sponsor Permitted Assignee in a manner that is less favorable in any material respect to such Sponsor Permitted Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g) Tax Forms. The assignee shall (i) provide the Borrower with administrative detail information, (ii) to the extent the applicable tax forms are required under Section 4.6(f) hereof, provide the Borrow and the Administrative Agent with the applicable tax forms and (iii) otherwise comply with Section 4.6 hereof.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.10.3, from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.10.4.

SECTION 12.10.3 Assignment Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Lender Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Assignment Register”). The entries in the Assignment Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Assignment Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Assignment Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 12.10.4 Participations.

(a) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.4 without regard to the existence of any participation.

(b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.1(a) through (f) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.10.2; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6 as if it were an assignee under Section 12.10.2 and (B) shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5 or 4.6 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and such Change in Law would have had a similar impact on the Lender from whom the Participant acquired such participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a

Lender; provided that such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, provided, further, that any Participant claiming the benefits of Section 4.6 shall be required to provide the documentation required under Section 4.6. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had complied with Section 4.6 as if it were a Lender, including delivering documentation to the Borrower and the Administrative Agent under Section 4.6(f) on or prior to the date on which it became a Participant; provided that the foregoing shall not apply if the Borrower fails to approve an assignment for a reason other than (x) the proposed assignee is a Disqualified Lender or (y) the proposed assignee did not provide the requisite tax forms, and such proposed assignment is settled as a participation.

SECTION 12.10.5 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to the Bank of Canada; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with any Obligor or any of its Affiliates in which such Obligor or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 12.12 Forum Selection and Consent to Jurisdiction. THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2. THE BORROWER AND EACH OTHER OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER OR THE PARENT HAS OR HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 12.13 Service of Process, Appointment of Process Agent. THE PARENT HEREBY IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK 12207, UNITED STATES, AS ITS AGENT TO RECEIVE, ON ITS BEHALF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 12.12. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH

OBLIGOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH OBLIGOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2.

SECTION 12.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, THE PARENT AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE PARENT OR THE BORROWER IN CONNECTION THEREWITH. EACH OF THE PARENT AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.15 No Immunity. To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its property any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each of the Obligors hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.

SECTION 12.16 Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder, under any Note or under any other Loan Document in another currency (the “Payment Currency”) into U.S. Dollars or into Canadian Dollars, as the case may be (the “Judgment Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with U.S. Dollars in New York City or Canadian Dollars in Toronto, at the close of business on the Business Day immediately preceding the day (the “Judgment Conversion Date”) on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase. If there is a change in the applicable rate of exchange between the Judgment Conversion Date and the date of actual payment of the amount due, the Parent and the Borrower shall pay to the applicable Secured Party such additional amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange on the date of payment, will produce the amount of the Payment Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange on the Judgment Conversion Date.

SECTION 12.17 PATRIOT Act Notification. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 12.18 Defaulting Lenders.

SECTION 12.18.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.1.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.10.2(g) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 3.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

SECTION 12.18.2 Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 12.19 Confidentiality. Each of the Administrative Agent, the Lenders and the Collateral Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially similar as those of this Section 12.19, to (x) any Assignee Lender of or Participant in, or any prospective Assignee Lender of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Parent or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.19 or (y) becomes available to any Secured Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower. For purposes of this Section 12.19, “Information” means all information received from or on behalf of the Parent or its Subsidiaries relating to the Parent or Subsidiary of a Parent or any of their respective businesses, other than any such information that was available to any Secured Party on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries, provided that, in the case of any such information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Any term or provision hereof to the contrary notwithstanding, the Borrower and the Parent hereby acknowledge and agree that the Administrative Agent shall be permitted to disclose to all Lenders, Participants and prospective Lenders and Participants (by electronic means or otherwise) (x) all financial information provided pursuant to clauses (a) and (b) of Section 7.1.1 and (y) unless otherwise notified in writing by the Borrower, all other financial information provided to the Administrative Agent pursuant to Section 7.1.1 or otherwise, in each case as if such information had been filed by the Parent or the Borrower with the SEC on Form 10K or another periodic report (whether or not the Parent or the Borrower is an issuer of securities pursuant to Section 12 of the Securities Act of 1933, as amended, at such time).

SECTION 12.20 Intercreditor Agreement.

(a) Each Lender grants the Administrative Agent the power to enter into the Intercreditor Agreement and to bind such Lender to the provisions thereof. Notwithstanding anything herein to the contrary, the Lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control except as expressly set forth in the Intercreditor Agreement.

(b) The delivery of any Collateral (as defined in any Loan Document) or any certificates, titles, Instruments, Chattel Paper or Documents evidencing or in connection with such Collateral to the First Lien Collateral Agent under and in accordance with the First Lien Loan Documents, the granting of “control” over Collateral, the execution and delivery of control agreements and/or the assignment of any Collateral (as defined in any Loan Document) to the First Lien Collateral Agent under and in accordance with the First Lien Loan Documents shall constitute compliance by the Obligors with the provisions of this Agreement or any other Loan Document which require delivery, possession, control and/or assignment of certain types of Collateral (as defined in any Loan Document) by the Collateral Agent or delivery of control agreements to the Collateral Agent so long as such First Lien Loan Documents are in full force and effect, the Discharge of First Lien Obligations has not occurred, and the Obligors are in compliance with the applicable provisions thereof with respect to such Collateral. From and after the Discharge of First Lien Obligations, where this Agreement refers to any provision of the First Lien Credit Agreement or any action or delivery required by such provision, such reference shall be deemed to be a reference to such provision as in effect immediately prior to the Discharge of First Lien Obligations except that such action or delivery shall be made to or for the benefit of the Collateral Agent rather than the Collateral Agent and the First Lien Collateral Agent collectively. Capitalized terms used in this clause (b) not otherwise defined in this Agreement shall have the meanings provided in the UCC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Address for Notices:

350 Legget Drive, Kanata, Ontario, K2K 2W7 Attention: Treasurer Telephone: (613) 592-2122 ext 4451 Fax: (613) 592-7838 Copy to: Attention: Legal Department Fax: (613) 592-7802

MITEL US HOLDINGS, INC.

By:
Name:
Title:

Address for Notices:

350 Legget Drive, Kanata, Ontario, K2K 2W7 Attention: Treasurer Telephone: (613) 592-2122 ext 4451 Fax: (613) 592-7838 Copy to: Attention: Legal Department Fax: (613) 592-7802

2

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and as Collateral Agent,

By:
Name:
Title:

[ ], as a Lender,

By:
Name: Title:

EXHIBIT A

FORM OF

NOTE

$	, 20

FOR VALUE RECEIVED, Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”), promises to pay, without setoff or counterclaim, to the order of [NAME OF LENDER] (the “Lender”) on the Stated Maturity Date, the principal sum of             U.S. DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to the Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including Assignee Lenders) from time to time parties thereto, as the lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent. Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Stated Maturity Date (whether by acceleration or otherwise) and, after the Stated Maturity Date, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit A-1

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

MITEL US HOLDINGS, INC.

By:
Name: Title:

Exhibit A-2

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made		Interest Period	Amount of Principal Repaid		Unpaid Principal Balance			Notation Made By
	Alternate Base Rate	LIBO Rate		Alternate Base Rate	LIBO Rate	Alternate Base Rate	LIBO Rate	Total

Exhibit A-3

EXHIBIT B

FORM OF

BORROWING REQUEST

Wilmington Trust, National Association

  as Administrative Agent

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Renee Kuhl

Phone: 1.612.217.5635

Fax: 1.612.217.5651

Email: rkuhl@wilmingtontrust.com

MITEL US HOLDINGS, INC.

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”) , Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent. Terms used in this Borrowing Request, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

[The Borrower hereby requests that a Loan be made in the aggregate principal amount of $            on             ,             as an [Alternate Base Rate Loan] [LIBO Rate Loan having an Interest Period of             months]].

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower that, on the date of the making of such Loans, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct.

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified as true and correct in all material respects at the date of such Borrowing as if then made.

Exhibit B-1

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Person to be Paid
Amount to be Transferred	Name	Account No.	Name, Address, etc. of Transferee Lender

$			Attention:

$			Attention:

$			Attention:

Balance of such proceeds	Borrower		Attention:

Exhibit B-2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this             day of             ,             .

MITEL US HOLDINGS, INC.

By:
Name: Title:

Exhibit B-3

EXHIBIT C

FORM OF

CONTINUATION/CONVERSION NOTICE

[            ,             ]

Wilmington Trust, National Association

  as Administrative Agent

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Renee Kuhl Phone: 1.612.217.5635

Fax: 1.612.217.5651

Email: rkuhl@wilmingtontrust.com

MITEL US HOLDINGS, INC.,

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”) , Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on             ,             ,

(1) $            of the presently outstanding principal amount of the Loans originally made on             ,             , presently being maintained as [Alternate Base Rate Loans][LIBO Rate Loans],

(2) be [converted into] [continued as],

(3) [LIBO Rate Loans having an Interest Period of [1][2][3][6] months]1 [Alternate Base Rate Loans].

The Borrower hereby:

[1]	May select any other Interest Period of 12 months or fewer if consented to by all Lenders.

Exhibit C-1

(a) certifies and warrants that no Default has occurred and is continuing; and

(b) agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made.

Exhibit C-2

IN WITNESS WHEREOF, the Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this             day of             ,             .

MITEL US HOLDINGS, INC.

By:
Name: Title:

Exhibit C-3

EXHIBIT D

FORM OF

LENDER ASSIGNMENT AGREEMENT

(Second Lien Credit Agreement)

This Lender Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent, as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor or the Administrative Agent. Any such sale or assignment to a Disqualified Lender shall be void ab initio, unless such sale or assignment is approved by the Borrower.

1.	Assignor:

2.	Assignee:	[and is an [existing Lender][Affiliate of an existing Lender][Approved Fund]][1]

3.	Administrative Agent:	Wilmington Trust, National Association as the Administrative Agent under the Credit Agreement.

[1]	Select as applicable

Exhibit D-1

4.	Credit Agreement:	The Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”), Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent.

5.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$		%

Effective Date:             , 20            (the “Effective Date”) [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE ASSIGNMENT REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Exhibit D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name: Title:

Accepted and Acknowledged this day of , :

WILMINGTON TRUST, NATIONAL ASSOCIATION as Administrative Agent

By:
Name: Title:

Exhibit D-3

[Accepted and Acknowledged
this day of , :
MITEL NETWORKS CORPORATION

By:
Name: Title:][3]

[3]	If required.

Exhibit D-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (other than any requirement that it be approved by the Administrative Agent or the Borrower), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to the Section 7.1.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) if necessary, attached hereto is any documentation required to be delivered by it pursuant to Section 4.6 of the Credit Agreement, duly completed and executed by the Assignee, and (vi) after reviewing the entire Item 1.01 of the Disclosure Schedule, it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender (and, specifically, as a Lender of the Loans for which it is taking an assignment hereunder).

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit D-5

3. Consent. Notwithstanding any other provisions hereof, to the extent the approvals or consents of or notice to the Borrower and/or the Administrative Agent are required for the Assignee to be an “Eligible Assignee” or under Section 12.10.2 of the Credit Agreement, the assignment and delegation contemplated in this Assignment shall not be effective unless such approvals, consents or notices shall have been obtained and in any event no such assignment and delegation shall be effective unless and until such assignment has been recorded in the Assignment Register by the Administrative Agent.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-6

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

(Credit Agreement)

MITEL NETWORKS CORPORATION

This Compliance Certificate (this “Certificate”) is delivered by Mitel Networks Corporation (the “Parent”), a company organized under the laws of Canada pursuant to clause (c) of Section 7.1.1 of that certain Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent, Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

This Certificate relates to the             [Fiscal Quarter] [Fiscal Year], commencing on             ,             and ending on             ,             (such latter date being the “Computation Date”).

The undersigned is duly authorized to execute and deliver this Certificate on behalf of the Parent. By executing this Certificate each of the undersigned hereby certifies to the Administrative Agent and Lenders that as of the Computation Date:

(a) Attached hereto as Annex I

[are the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the Fiscal Quarter ended [            ] and the consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, including, in each case, in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent (subject to normal year-end audit adjustments)]1

[are copies of the consolidated balance sheets of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries, for the Fiscal Year ended [            ], setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by [            ], an independent public accountant acceptable to the

[1]	INCLUDE FOR QUARTERLY FINANCIAL DELIVERABLES.

Exhibit E-1

Administrative Agent, which shall includes a calculation of the Leverage Ratio and states that, in performing the examination necessary to deliver the audited consolidated financial statements of the Parent, no knowledge was obtained of any Event of Default (such certificate may be limited to accounting matters and disclaim responsibility for legal interpretation).]2

(b) Attached hereto as Annex II

[is a copy of management’s discussion and analysis of the financial condition and results of operations for the Fiscal Year ended [            ], as compared to the previous Fiscal Year and budgeted amounts]3.

(c) The financial statements delivered with this Certificate in accordance with clauses (a) or (b) of Section 7.1.1 of the Credit Agreement fairly present in all material respects the financial condition of the Parent and its Subsidiaries (subject to the absence of footnotes and to normal year-end adjustments in the case of unaudited financial statements).

(d) Any other information presented in connection with this Certificate (including the Attachments hereto) is correct and complete in all material respects.

(e) The Leverage Ratio on the Computation Date was [            :1], as computed on Attachment 2 hereto.

(f) No Default or Event of Default has occurred and is continuing, except as set forth on Attachment 3 hereto, which includes a description of the nature and period of existence of such Default or Event of Default and what action the Parent, the Borrower or any other Obligor has taken, is taking and proposes to take with respect thereto.

(g) [Excess Cash Flow, as demonstrated by the calculation on Attachment 4 hereto, for the Fiscal Year ending             equals $            .]4

(h) Except as set forth on Attachment 5 hereto, subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to clause (c) of Section 7.1.1 of the Credit Agreement, [no Subsidiary has been formed or acquired]/[each Material Subsidiary that has been formed or acquired since such date has complied with Section 7.1.8 of the Credit Agreement] .

[2]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.
[3]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.
[4]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.

Exhibit E-2

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief financial or accounting Authorized Officer as of the date first above written.

MITEL NETWORKS CORPORATION

By:
Name: Title:

Exhibit E-3

Attachment 1

(to     /    /    Compliance

Certificate)

CONSOLIDATED EBITDA4

1. Consolidated EBITDA for the four consecutive Fiscal Quarters ending on the Computation Date (the “Computation Period”):

(a) Net Income for the Computation Period:

(i) the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Parent and its Subsidiaries for the Computation Period in accordance with GAAP.	$

(ii) Extraordinary gains otherwise included in such Net Income during the Computation Period.	$

(iii) Extraordinary losses otherwise included in such Net Income during the Computation Period.	$

(iv) Net Income: Item 1(a)(i) minus the sum of Item 1(a)(ii) and Item 1(a)(iii).	$

Plus:

(b) In each case to the extent deducted in the calculation of Net Income set forth above, but without duplication (and all determined in accordance with GAAP):

(i) income tax expense.	$

(ii) interest expense.	$

(iii) amounts attributable to the depreciation and amortization of assets.	$

(iv) foreign exchange gains and losses.	$

[4]

For all purposes, “Consolidated EBITDA” for the Fiscal Quarter ending January 31, 2012 shall be deemed to be $21,400,000, for the Fiscal Quarter ending April 30, 2012 shall be deemed to be $26,400,000, for the Fiscal Quarter ending July 31, 2012 shall be deemed to be $12,400,000 and for the Fiscal Quarter ending October 31, 2012 shall be deemed to be $23,600,000, subject in each case to any pro forma adjustments pursuant to Section 1.4 of the Credit Agreement.

Exhibit E-4

(v) extraordinary or unusual cash charges that are non-recurring in an amount not to exceed 15% of Consolidated EBITDA (as calculated before giving effect to any addbacks pursuant to this clause (v) or clause (vii) below) for the Computation Period.

$

(vi) extraordinary or unusual and non-recurring non-cash charges that do not represent a cash item in any Computation Period.	$

(vii) with respect to Consolidated EBITDA for the Parent, amounts attributable to restructuring costs in an amount not to exceed during any period of four consecutive Fiscal Quarters 15% of Consolidated EBITDA (as calculated before giving effect to any addbacks pursuant to clause (v) above or this clause (vii)) for the Computation Period.

$

(viii) costs and expenses incurred in connection with (x) the credit facilities under the Credit Agreement and the First Lien Credit Agreement and (y) any Permitted Acquisition (provided that, for purposes of this clause (y), the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Net Income pursuant to clause (b)(viii) hereof shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition).

$

(ix) without limiting the foregoing, costs and expenses incurred in connection with acquisition and disposition activity (whether or not consummated) during the fiscal quarter ended January 31, 2013, in an aggregate amount not to exceed $6,500,000.

$

(x) the sum of Item 1(b)(i) through Item 1(b)(ix).	$

Minus:

(c) to the extent (and only to the extent) included in determining Net Income, income attributable to the cancellation of Indebtedness issued by an Obligor (including as a result of a debt exchange).	$

2 Consolidated EBITDA (Item 1(a)(iv) plus Item 1(b)(x) minus Item 1(c))	$

Exhibit E-5

Attachment 2

(to     /    /     Compliance

Certificate)

LEVERAGE RATIO

for the Fiscal Quarter

ending on             ,

1. The Leverage Ratio for the Parent and its Subsidiaries as of the Computation Date equals:

(a) Consolidated Total Debt outstanding as of the Computation Date determined on a pro forma basis as of the Computation Date:

(i) the outstanding principal amount of all obligations for borrowed money or advances and all obligations evidenced by bonds, debentures, notes or similar instruments.	$

(ii) the outstanding principal amount of all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of Parent and its Subsidiaries (which in the case of Letter of Credit Outstandings under and as defined in the First Lien Credit Agreement shall exclude the aggregate amount which is undrawn and available under all issued and outstanding Canadian Letters of Credit and U.S. Letters of Credit under and as defined in the First Lien Credit Agreement).

$

(iii) the outstanding principal amount of all Capitalized Lease Liabilities.	$

(iv) all Contingent Liabilities in respect of Item 1(a)(i) through Item 1(a)(iii).	$

(b) The sum of Item 1(a)(i) through Item 1(a)(iv).	$

(c) To the extent (but only to the extent) in excess of the amount permitted in clause (m) of Section 7.2.2, the amount of all such Indebtedness of the type described in such clause (m).	$

(d) The sum (without duplication) of Item (b) plus Item (c)	$

Exhibit E-6

(e) Consolidated unrestricted cash of the Parent and its Subsidiaries as of such date up to a maximum of $40,000,000 (provided that such cash shall not be subject to any Lien other than a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and other than Liens permitted under Section 7.2.3(f) and Section 7.2.3(k) of the Credit Agreement).

$

(f) Consolidated Total Debt (Item (d) minus Item (e)).	$

(g) Consolidated EBITDA (as calculated in Attachment 1 hereto)	$

2. Leverage Ratio (the ratio of Item 1(f) to Item 1(g))	$

Exhibit E-7

Attachment 3

(to     /    /    Compliance

Certificate)

CONDITIONS OR EVENTS WHICH CONSTITUTE A DEFAULT OR EVENT OF DEFAULT

[If any condition or event exists that constitutes a Default or Event of Default, specify nature and period of existence and what action the Parent, the Borrower or any other Obligor has taken, is taking or proposes to take with respect thereto; if no condition or event exists, state “None.”]

Exhibit E-8

Attachment 4

(to     /    /    Compliance

Certificate)

EXCESS CASH FLOW

1. Excess Cash Flow is calculated for the Parent and its Subsidiaries for the Fiscal Year ended [ ], and is defined as follows:

(a) Consolidated EBITDA (as calculated in Attachment 1 hereto (for the Fiscal Year ended [ ]));	$

(b) the sum, without duplication, of:

(i) Interest Expense actually paid in cash;	$

(ii) scheduled principal repayments, to the extent actually made, of capitalized leases and of Loans pursuant to clause (b) of Section 3.1.1 and term loans pursuant to clause (c) of Section 3.1.1 of the First Lien Credit Agreement (in each case exclusive of repayments made from a refinancing of any portion of such Indebtedness, or pursuant to Section 3.1.1, or made, directly or indirectly, in connection with a cancellation of such Indebtedness of any Obligor, including as a result of any exchange or cancellation of such Indebtedness by such Obligor or any of its Affiliates);

$

(iii) income Taxes actually paid in cash;	$

(iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in Consolidated EBITDA);

$

(v) voluntary prepayments of Indebtedness (without limiting clause (ii) above);	$

(vi) permitted Investments made during such Fiscal Year;	$

(vii) cash portion of any consideration and related fees and expenses actually paid in connection with a Permitted Acquisition;	$

(viii) Consolidated Working Capital Adjustment;	$

Exhibit E-9

(ix) all cash charges to the extent added back to Net Income pursuant to clauses (iv), (v), (vii), (viii) and (ix) of part (b) of Attachment 1	$

(x) the sum of Items 1(b)(i) through (ix).	$

2. Excess Cash Flow (Item (1)(a) minus Item (1)(b)(x))	$

Exhibit E-10

Attachment 5

(to     /    /        Compliance

Certificate)

ORGANIZATION/LOCATION CHANGES

[If any Obligor has formed or acquired any new Subsidiary, such change shall be specified below; if no such change has been made, state “None.”]

Exhibit E-11

ANNEX I

FINANCIAL INFORMATION

Exhibit E-12

ANNEX II

MANAGEMENT DISCUSSION

Exhibit E-13

EXHIBIT F

FORM OF

SUBSIDIARY GUARANTY

See attached.

Exhibit F-1

EXHIBIT G-1

FORM OF

U.S. PLEDGE AND SECURITY AGREEMENT

See attached.

Exhibit G-1-1

EXHIBIT G-2

FORM OF

CANADIAN PLEDGE AND SECURITY AGREEMENT

See attached.

Exhibit G-2-1

EXHIBIT H

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

See attached.

Exhibit H-1

EXHIBIT I

FORM OF

INTERCREDITOR AGREEMENT

See attached.

Exhibit I-1

EXHIBIT J-1

FORM OF SPONSOR PERMITTED

ASSIGNEE ASSIGNMENT AGREEMENT

Reference is made to the Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”) , Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent (“Administrative Agent”) and the Collateral Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

1.             (“Assignor”) hereby irrevocably sells and assigns, without recourse, to             (“Assignee”), and Assignee and hereby irrevocably purchases and assumes, from Assignor, without recourse to Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Assignment Register), the interests set forth below (the “Assigned Interest”) in Assignor’s rights and obligations with respect to the Commitment and the Loans under the Credit Agreement and the other Loan Documents, which are outstanding immediately before the Effective Date. Assignee shall be a Sponsor Permitted Assignee. From and after the Effective Date (i) Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Sponsor Permitted Assignee Assignment Agreement (the “Assignment Agreement”), have the rights and obligations of a Sponsor Permitted Assignee thereunder and under the Loan Documents and (ii) Assignor shall, to the extent of the interests assigned by this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

2. Assignor (i) represents and warrants that as of the Effective Date, it is the legal and beneficial owner of the interests assigned hereunder free and clear of any lien, encumbrance or other adverse claim created by Assignor and that its Commitment and the outstanding balance of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment Agreement; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (iii) except as set forth above, makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any other Obligor of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

Exhibit J-1

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement and the other Loan Documents (iii) confirms that it has received a copy of the Credit Agreement, the other Loan Documents, together with copies of the most recent financial statements referred to in delivered pursuant to Section 7.1.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iv) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (v) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with their terms all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Sponsor Permitted Assignee including, for the avoidance of doubt, the requirements of Section 4.6 of the Credit Agreement as if it were a Lender; (vii) represents to Assignor and the Administrative Agent that as of the Effective Date, neither it nor any person that directly or indirectly controls it, is in possession of any material non-public information regarding Parent, Borrower and its Subsidiaries, or their respective assets or securities, that has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date; and (x) confirms that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Obligor at a time when it is a Sponsor Permitted Assignee, it irrevocably authorizes and empowers the Administrative Agent to vote on its behalf with respect to the Loans held by it in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Assignee to vote, in which case such Assignee shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Assignee shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Assignee in a manner that is less favorable in any material respect to such Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

4. The effective date of this Assignment Agreement shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement. This Assignment Agreement will be delivered to the Administrative Agent together with (a) to the extent applicable, the forms specified in Section 4.6 of the Credit Agreement, duly completed and executed by such Assignee; (b) if Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire; and (c) a processing and recordation fee of $3,500, if required under Section 12.10.2(d) of the Credit Agreement.

Exhibit J-1

5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Sponsor Permitted Assignee thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement and the other Loan Documents.

6. Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. Assignee hereby grants during the term of this Assignment Agreement to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) with full authority in the place and stead of Assignee and in the name of Assignee, from time to time in the Administrative Agent’s discretion, to take any action and to execute any document, agreement, certificate and other instrument that the Administrative Agent may deem reasonably necessary or desirable to carry out the provisions of, or purpose of, Section 12.10.2(f) of the Credit Agreement. This Assignment Agreement shall not be amended, modified, waived or supplemented without the prior written consent of Assignor, Assignee and the Administrative Agent.

8. THIS ASSIGNMENT AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

9. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by telecopy of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

Exhibit J-1

SCHEDULE 1

to

Sponsor Permitted Assignment Agreement

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of Loan/Commitment (set forth, to at least 15 decimals, as a percentage of the Loans and the aggregate Commitments of all Lenders thereunder)
Loans	$	%

[Signature Page Follows]

Exhibit J-1

The terms set forth above are hereby agreed to:

as ASSIGNOR

By:
Name:
Title:

as ASSIGNEE

By:
Name:
Title:

Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit J-1

EXHIBIT J-2

FORM OF AFFILIATE ASSIGNMENT NOTICE

Wilmington Trust, National Association

    as Administrative Agent

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Renee Kuhl

Phone: 1.612.217.5635

Fax: 1.612.217.5651

Email: rkuhl@wilmingtontrust.com1

Re: Second Lien Credit Agreement, dated as of February 27, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel US Holdings, Inc., a Delaware corporation (the “Borrower”) , Mitel Networks Corporation, a company organized under the laws of Canada (the “Parent”), the various financial institutions and other Persons (as defined therein) (including any Assignee Lenders) from time to time parties thereto, as the Lenders and Wilmington Trust, National Association, as the Administrative Agent (“Administrative Agent”) and the Collateral Agent

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 12.10.2(f)(iv) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [            ],

(c) immediately after giving effect to such assignment of the Loans (if accepted), the Proposed Affiliate Assignee will be a Sponsor Permitted Assignee because it is an Affiliate of [insert name of applicable Sponsor],

(d) the principal amount of Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $            ,

(e) the aggregate amount of all Loans held by such Proposed Affiliate Assignee and each other Sponsor Permitted Assignee which is an Affiliate of [insert name of Applicable Sponsor] after giving effect to the assignment hereunder (if accepted) is $[            ], and

[1]	The notice details set forth herein may be modified from time to time by notice from the Administrative Agent to the Lenders pursuant to Section 12.2 of the Credit Agreement.

Exhibit J-2

(f) the proposed effective date of the assignment contemplated hereby is [            , 20        ].

Exhibit J-2

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

Exhibit J-2

EXHIBIT K

FORM OF MASTER INTERCOMPANY NOTE

See attached.

Exhibit K